UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Genta Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

September [ ] , 2011

Dear Stockholder:

You are cordially invited to the Special Meeting of Stockholders of Genta Incorporated on Friday, October 21, 2011 at 9:00 a.m., local time, at [               ] (the “Special Meeting”).

The accompanying notice of the Special Meeting outlines the matters to be brought before the Special Meeting, and the accompanying Proxy Statement discusses these matters in greater detail. The notice and the Proxy Statement have been made a part of this invitation.

We are mailing this Proxy Statement and a form of proxy on or about [                    ].

Whether or not you plan to attend the Special Meeting, we urge you to complete, date and sign the enclosed proxy card and return it at your earliest convenience. No postage need be affixed if you use the enclosed envelope and it is mailed in the United States. You may also vote electronically via the Internet or by telephone. If you have any questions or need assistance in completing the proxy card, please contact Investor Relations at the telephone number above.

Our Board of Directors and management look forward to seeing you at the Special Meeting.

Sincerely yours,

/s/ RAYMOND P. WARRELL, JR., M.D.

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

Notice of Special Meeting of Stockholders
[                    ]

The Special Meeting of Stockholders of Genta Incorporated, a Delaware corporation, will be held on Friday, October 21, 2011 at 9:00 a.m., local time, at [                              ] for the following purposes:

1.
To authorize our Board of Directors to effect up to two reverse stock splits of our outstanding common stock, with each reverse stock split having a ratio ranging from 1-for-2 up to 1-for-500, until December 31, 2012;

2.	To approve an amendment and restatement of our 2009 Stock Incentive Plan to change the number of shares of common stock authorized for issuance under our plan; and
3.	To transact such other business as may properly come before the Special Meeting.

All stockholders are cordially invited to attend the Special Meeting. Attendance at the Special Meeting is limited to our stockholders and one guest. Only stockholders of record at the close of business on September 9, 2011, the Record Date, are entitled to notice of and to vote at the Special Meeting.

Your Vote Is Important. Whether Or Not You Plan To Attend The Special Meeting, We Urge You To Vote Electronically Via The Internet. You May Also Complete, Date And Sign The Enclosed Proxy Card And Return It Or Vote By Telephone.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON OCTOBER 21, 2011.

In accordance with rules approved by the Securities and Exchange Commission, we are providing this notice to our stockholders to advise them of the availability on the Internet of our proxy materials related to our Special Meeting. The new rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering our proxy materials to our stockholders under the “traditional” method, by providing paper copies, as well as providing access to our proxy materials on a publicly accessible Web site.

This Proxy Statement is not accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as such Form 10-K was previously provided in connection with our 2011 Annual Meeting of Stockholders held on July 8, 2011.  This Proxy Statement, our proxy and our Annual Report on Form 10-K are available on our web site at http://bnymellon.mobular.net/bnymellon/gnta.  Additionally, you may request a copy of our Annual Report on Form 10-K through the procedures described in this Proxy Statement, without charge.

By Order of the Board of Directors,

/s/ GARY SIEGEL

Gary Siegel
Corporate Secretary

YOU CAN VOTE IN ONE OF THREE WAYS:
(1)	Visit the Web site noted on your proxy card to vote via the Internet,
(2)	Use the toll-free telephone number on your proxy card to vote by phone, or
(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail.

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

________________

PROXY STATEMENT
________________

This Proxy Statement contains information related to a Special Meeting of Stockholders of Genta Incorporated, a Delaware corporation, to be held on Friday, October 21, 2011 at 9:00 a.m., local time, at [                       ] and at any postponements or adjournments thereof. This Proxy Statement and the enclosed proxy card are being mailed to our stockholders on or about [                    ].

In this Proxy Statement, “Genta”, “Company”, “we”, “us” and “our” refer to Genta Incorporated. Our Proxy Statement and proxy are enclosed.

The Special Meeting will be held for the following purposes:

1.
To authorize our Board of Directors to effect up to two reverse stock splits of our outstanding common stock, with each reverse stock split having a ratio ranging from 1-for-2 up to 1-for-500, until December 31, 2012;

2.	To approve an amendment and restatement of our 2009 Stock Incentive Plan to change the number of shares of common stock authorized for issuance under our plan; and
3.	To transact such other business as may properly come before the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON OCTOBER 21, 2011.

This Proxy Statement and accompanying notice and proxy card are available on our web site at http://bnymellon.mobular.net/bnymellon/gnta.

VOTING AT THE SPECIAL MEETING

Revocability of Proxies

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote), by delivering a written revocation of your proxy to our Corporate Secretary, or by voting at the Special Meeting.  The method by which you vote by proxy will in no way limit your right to vote at the Special Meeting if you decide to attend in person.  If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the Special Meeting.

Voting Rights

Only holders of record of our common stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. Each share of common stock is entitled to one vote on all matters to be voted upon at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining a quorum. Broker non-votes occur when a nominee holding shares for a beneficial owner does not have discretionary voting power on a matter and has not received instructions from the beneficial owner.  Abstentions count as a vote against a proposal.

Approval of Proposal One requires the affirmative vote of a majority of the shares of common stock outstanding on the Record Date.  Brokers may vote on Proposal One even if they do not receive instructions from the beneficial owner.  Abstentions and broker non-votes will be counted as a vote against Proposal One.

Approval of Proposal Two requires the affirmative vote of a majority of the votes present, in person or by proxy, at the Special Meeting. Brokers may not vote on Proposal Two without instructions from the beneficial owner.  Broker non-votes will not be counted as a vote against Proposal Two, while abstentions will be counted as a vote against Proposal Two.

Please note that the timing and ratio of any reverse stock split approved by our Board of Directors will require the prior approval of the holders of at least 66 2/3% of the combined principal amount of the then outstanding Notes (as defined in the Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of September 2, 2011, by and among the Company and the purchasers listed on the signature pages thereto) (the "Requisite Notes") provided that no such consent shall be required to allow the Company to effect a reverse stock split beginning on the date that is one day following the one year anniversary of the Closing Date (as defined in the Securities Purchase Agreement).

Only stockholders of record at the close of business on September 9, 2011, the Record Date, are entitled to notice of and to vote at the Special Meeting, and at any postponements or adjournments thereof. As of the Record Date, [           ] shares of our common stock, par value $0.001 per share, were issued and outstanding, 7,700 shares of our convertible Series A Preferred Stock, par value $0.001 per share, were issued and outstanding and approximately $[   ] million of June 2008 Senior Convertible Promissory Notes (“June 2008 Notes”), approximately $[   ] million of April 2009 Senior Convertible Promissory Notes (“April 2009 Notes”), approximately $[  ] million of September 2009 Unsecured Subordinated Convertible Promissory Notes (“September 2009 Notes”), $[    ] million of March 2010 Unsecured Senior Convertible B Notes (“B Notes”), $[   ] million of March 2010 Unsecured Senior Convertible C Notes (“C Notes”), $[  ] million of March 2010 Senior Secured Convertible D Notes (“D Notes”), $[  ] million of March 2010 Unsecured Senior Convertible E Notes (“E Notes”) $[  ] million of March 2010 Senior Unsecured Convertible F Notes (“F Notes”), $4.2 million of September 2011 Senior Secured Convertible G Notes (“G Notes”) and $8.5 million of September 2011 Senior Secured Cash Collateralized H Notes (“H Notes”) were outstanding. The June 2008 Notes, April 2009 Notes, September 2009 Notes, B Notes, C Notes, D Notes, E Notes, F Notes, G Notes and H Notes are collectively referred to as the “Convertible Notes”. Holders of our common stock as of the Record Date are entitled to one vote per share for each proposal presented at the Special Meeting. Holders of our Series A Preferred Stock and our Convertible Notes are not entitled to vote at the Special Meeting.

How to Vote; How Proxies Work

Our Board of Directors is asking for your proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy as you can always change your vote at the Special Meeting. Please complete the proxy card by voting on the Internet, calling the toll-free telephone number on the proxy card, or complete, date and sign the enclosed proxy card and return it at your earliest convenience. We will bear the costs incidental to the solicitation and obtaining of proxies, including the costs of reimbursing banks, brokers and other nominees for forwarding proxy materials to beneficial owners of our capital stock. Proxies may be solicited by our officers and employees, without extra compensation, by mail, telephone, telefax, personal interviews and other methods of communication. In addition, we have retained Bank of New York Mellon Shareowner Services to act as our proxy solicitor in conjunction with the Special Meeting. We have agreed to pay that firm $7,500 plus reasonable out of pocket expenses, for proxy solicitation services.

At the Special Meeting, and at any postponements and adjournments thereof, all shares entitled to vote and represented by properly executed proxies received prior to the Special Meeting and not revoked will be voted as instructed on those proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the proposals.

Questions and Answers

Q.           What am I voting on?

To authorize our Board of Directors to effect up to two reverse stock splits of our outstanding common stock, with each reverse stock split having a ratio of 1-for-2 up to 1-for-500, until December 31, 2012, subject to the approval of holders of the Requisite Notes.

To approve an amendment and restatement of the 2009 Stock Incentive Plan that would maintain the number of shares available to be granted for the plan at 15% of the outstanding shares of the Company, measured at the following dates: November 1, 2011; April 1, 2012; August 1, 2012; November 1, 2012; April 1, 2013; August 1, 2013; November 1, 2013; April 1, 2014; August 1, 2014; and September 1, 2014.

Q.           Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date of September 9, 2011 are entitled to vote shares held by such stockholders on that date at the Special Meeting.  Each outstanding share entitles its holder to cast one vote. Holders of our Series A Preferred Stock and our Convertible Notes are not entitled to vote at the Special Meeting.

Q.           How do I vote?

Vote By Internet: Visit the Web site noted on your proxy card to vote via the Internet.

Vote By Mail:  Sign and date the proxy card you receive and return it in the enclosed stamped, self-addressed envelope.

Vote By Telephone:  If you are a stockholder of record (that is, if you hold your stock in your own name), you may vote by telephone by following the instructions on your proxy card.  The telephone number is toll-free, so voting by telephone is at no cost to you.  If you vote by telephone, you do not need to return your proxy card.

Vote in Person:  Sign and date the proxy you receive and return it in person at the Special Meeting.
If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.  Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers.

Q.           Can I access the proxy materials electronically?

This Proxy Statement, the proxy card, and our Annual Report on Form 10-K for the period ended December 31, 2010 are available on our website at http://bnymellon.mobular.net/bnymellon/gnta.

Q.           Can I change my vote or revoke my proxy?

Yes.  You may change your vote or revoke your proxy at any time before the proxy is exercised.  If you submitted your proxy by mail, you must (a) file with the Corporate Secretary a written notice of revocation or (b) timely deliver a valid, later-dated proxy.  If you submitted your proxy by telephone, you may change your vote or revoke your proxy with a later telephone proxy. If you submitted your proxy via the Internet, you may change your vote or revoke your proxy with a later Internet proxy. Attendance at the Special Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the Special Meeting.

Q.           What is the process for admission to the Special Meeting?

If you are a record owner of your shares (i.e., your shares are held in your name), you must show government issued identification.  Your name will be verified against the stockholder list.  If you hold your shares through a bank, broker or trustee, you must also bring a copy of your latest bank or broker statement showing your ownership of your shares as of the Record Date.

Q.           What constitutes a quorum?

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum.  As of September 9, 2011, there were [                    ] shares of common stock outstanding and entitled to vote at the Special Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Special Meeting.

Q.           What vote is required to approve each item?

Approval of Proposal One requires the affirmative vote of a majority of the shares of common stock outstanding on the Record Date.  Brokers may vote on Proposal One even if they do not receive instructions from the beneficial owner.  Broker non-votes will be counted as a vote against Proposal One.

Approval of Proposal Two requires the affirmative vote of a majority of the votes present, in person or by proxy, at the Special Meeting. Brokers may not vote on Proposal Two without instructions from the beneficial owner.  Broker non-votes will not be counted as a vote against Proposal Two.

Q.           What happens if I do not instruct my broker how to vote on the proxy?

If you do not instruct your broker how to vote, your broker may vote your shares for you at his or her discretion on routine matters such as the authorization to our Board of Directors to effect up to two reverse stock splits of our outstanding common stock.

Q.           What are the recommendations of the Board of Directors?

The Board of Directors unanimously recommends that the stockholders vote:

•
FOR authorizing our Board of Directors to effect up to two reverse stock splits of our outstanding common stock, with each reverse stock split having a ratio of 1-for-2 up to 1-for-500, until December 31, 2012.

•	FOR the approval of the amendment and restatement of our 2009 Stock Incentive Plan.

With respect to any other matter that properly comes before the Special Meeting, the proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL ONE

AUTHORIZATION TO BOARD OF DIRECTORS TO EFFECT UP TO TWO REVERSE STOCK SPLITS, WITH EACH REVERSE STOCK SPLIT HAVING A RATIO OF 1-FOR-2 UP TO 1-FOR-500, UNTIL DECEMBER 31, 2012

Our Board of Directors is proposing that our stockholders approve a proposal to authorize our Board of Directors to effect up to two reverse stock splits of all outstanding shares of our common stock, with each reverse stock split having a ratio of 1-for-2 up to 1-for-500, until December 31, 2012: however, please note that any reverse stock split approved by our Board of Directors through September 10, 2012 will require the prior approval of the holders of the Requisite Notes. If this proposal is approved, our Board of Directors would have the authority to effect either one or two reverse stock splits at any time on or before December 31, 2012, subject to the approval of holders of the Requisite Notes described above. Our Board of Directors believes that approval of a proposal providing the Board of Directors with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of a pre-defined reverse stock split, will give the Board of Directors the flexibility to set the ratio in accordance with current market conditions and therefore allow the Board of Directors to act in the best interests of the Company and our stockholders.

If our stockholders grant the Board of Directors the authority to effect up to two reverse stock splits, subject to the approval of holders of the Requisite Notes described above, we would file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect each proposed reverse stock split, in substantially the form attached to this Proxy Statement as Annex A, the text of which may be altered for any changes required by the Delaware Secretary of State and changes deemed necessary or advisable by the Board of Directors. Our Board of Directors has approved and declared advisable the proposed Certificate of Amendment. If the proposed reverse stock splits are implemented, then the number of issued and outstanding shares of our common stock would be reduced.

Purpose of Proposed Reverse Stock Splits

On September 2, 2011, the Company entered into the Securities Purchase Agreement with certain accredited investors listed on the signature pages thereto, pursuant to which it agreed to issue up to $12.7 million of units (the “2011 Units”), each 2011 Unit consisting of (i) 12.00% senior secured convertible promissory notes due September 9, 2021, convertible into shares of common stock, at an initial conversion rate (subject to adjustment as provided in the Securities Purchase Agreement)of 671,040 shares of common stock for every $1,000 of principal and accrued interest due under the notes (the “G Notes”), (ii) 12.00% senior secured cash collateralized convertible promissory notes due September 9, 2021, convertible into shares of common stock, at a rate (subject to adjustment)of 671,040 shares of common stock for every $1,000 of principal and accrued interest due under the notes (the “H Notes”, together with the G Notes, the “September 2011 Notes”), (iii) senior secured convertible promissory note warrants to purchase an amount of G Notes equal to the principal amount of G Notes purchased at the closing (the “G Warrants”), which purchase price may be paid through a cashless “net exercise” feature, and (iv) senior secured cash collateralized convertible promissory note warrants to purchase an amount of G Notes equal to the principal amount of H Notes purchased at closing (the “H Warrants,” together with the G Warrants, the “September 2011 Debt Warrants”), which purchase price may also be paid through a cashless “net exercise” feature.  The issuance of the September 2011 Notes and September 2011 Debt Warrants in exchange for $12.7 million is referred to herein as the “September 2011 Financing.”

The September 2011 Notes will be initially convertible into shares of the Company’s common stock at a conversion rate of 671,040 shares of common stock for every $1,000.00 of principal and interest being converted.  This conversion rate is subject to customary adjustment for any stock splits, combinations, recapitalizations or the like.  Additionally, if on the last trading day prior to the Saturday following the date that is two (2) weeks after the effective date of the reverse stock split, which is required to be executed by the Company in the Securities Purchase Agreement and which is planned for September [  ], 2011 (the “First Adjustment Date”), the volume weighted closing price of the Company’s common stock for the three consecutive trading day period prior to the First Adjustment Date (the “First 3-Day VWCP”) is less than the conversion price for the G Notes then in effect, the conversion price for the G Notes shall be reduced to a price equal to 10% of the First 3-Day VWCP.  Also, if on the last trading day prior to the Saturday following the date that is eight (8) weeks after the First Adjustment Date (the “Second Adjustment Date”) the volume weighted closing price of the Company’s common stock for the three consecutive trading day period prior to the Second Adjustment Date (the “Second 3-Day VWCP”) is less than the conversion price for the G Notes then in effect, the conversion price for the G Notes shall be reduced to a price equal to 10% of the Second 3-Day VWCP.  Also, if on the last trading day prior to the Saturday following the date that is six (6) months after the Closing Date (as defined in the September 2011 Notes) (the “Third Adjustment Date”) the volume weighted closing price of the Company’s common stock for the three consecutive trading day period prior to the Third Adjustment Date (the “Third 3-Day VWCP”) is less than the conversion price for the G Notes then in effect, the conversion price for the G Notes shall be reduced to a price equal to 10% of the Third 3-Day VWCP.  In addition, the conversion rate of all of the September 2011 Notes will be reduced if the Company issues additional shares of common stock or common stock equivalents (as defined in the September 2011 Notes) for consideration that is less than the then applicable conversion price or if the conversion or exercise price of any common stock equivalent (including the September 2011 Notes) is adjusted or modified to a price less than the then applicable conversion price.

As a result of this transaction, as well as the decline of the Company’s stock below $0.01 per share, the Board of Directors is now seeking stockholder authorization to effect up to two reverse stock splits in order to attempt to reduce the number of issued and outstanding shares and to increase the per share trading value of our common stock. Our Board of Directors believes that the reverse stock splits would be beneficial in this regard because it would increase the price of our common stock and decrease the number of issued and outstanding shares of our common stock.

An increase in the per share trading value of our common stock would be beneficial because it has the ability to:

-	improve the perception of our common stock as an investment security;
-	reset our stock price to more normalized trading levels in the face of potentially extended market dislocation;
-	appeal to a broader range of investors to generate greater investor interest in us; and
-
reduce stockholder transaction costs because investors would pay lower commission to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.

A decrease in the number of issued and outstanding shares of our common stock would be beneficial for us because by doing so, we will have more shares available for future issuance. Specifically, as we are required to reserve for future issuance any shares underlying our Convertible Notes, effecting a reverse stock split will reduce the number of issued and outstanding shares, thereby increasing the number of shares available for future issuance upon conversion of the Convertible Notes (as further discussed below).

You should consider that, although our Board of Directors believes that a reverse stock split will in fact increase the price of our common stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of a company's shares of common stock may in fact decline in value after a reverse stock split.  You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder's proportional ownership in our Company.  However, should the overall value of our common stock decline after the proposed reverse stock splits, then the actual or intrinsic value of the shares of our common stock held by you will also proportionately decrease as a result of the overall decline in value.

Potential Effects of the Proposed Reverse Stock Splits

The immediate effect of a reverse stock split would be to reduce the number of shares of our common stock outstanding and to increase the trading price of our common stock. Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock splits, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

However, we cannot predict the effect of any reverse stock split upon the market price of our common stock over an extended period, and in many cases, the market value of a company’s common stock following a reverse stock split declines. We cannot assure you that the trading price of our common stock after a reverse stock split will rise in inverse proportion to the reduction in the number of shares of our common stock outstanding as a result of a reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Examples of a Potential Reverse Stock Split at Various Ratios. The table below provides examples of reverse stock splits at various ratios from 1-for-2 up to 1-for-500:

Shares outstanding at September 9, 2011	Reverse Split Ratio	Shares outstanding after Reverse Split	Reduction in Shares Outstanding
[ ]	1-for-2	[ ]	50%
[ ]	1-for-5	[ ]	80%
[ ]	1-for-10	[ ]	90%
[ ]	1-for-25	[ ]	96%
[ ]	1-for-50	[ ]	98%
[ ]	1-for-100	[ ]	99%
[ ]	1-for-500	[ ]	99%

The resulting decrease in the number of shares of our common stock outstanding could potentially adversely affect the liquidity of our common stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders.  If we implement a reverse stock split, the number of shares of our common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the appropriate ratio and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below. A reverse stock split would not affect any stockholder's percentage ownership interest in our Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effect on Restricted Stock Units, Warrants, Series A Convertible Preferred Stock, Convertible Promissory Notes. In addition, we would adjust all outstanding shares of any restricted stock units, warrants, Preferred Stock and Convertible Notes entitling the holders to purchase shares of our common stock as a result of a reverse stock split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each instrument, and would increase the exercise price in accordance with the terms of each instrument and based on the 1-for-2 up to 1-for-500 ratio of the reverse stock splits (i.e., the number of shares issuable under such securities would decrease by 50% up to 99%, respectively, and the exercise price per share would be multiplied by 2 up to 500, respectively). Also, we would reduce the number of shares reserved for issuance under our existing 2009 Stock Incentive Plan, as amended and restated, proportionately based on the ratio of a reverse stock split. A reverse stock split would not otherwise affect any of the rights currently accruing to holders of our common stock, Preferred Stock,warrants or Convertible Notes exercisable or convertible into shares of our common stock.

Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights pertaining to the outstanding shares of our common stock would be unchanged after the reverse stock split. Each share of our common stock issued following the reverse stock split would be fully paid and nonassessable.

A reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934. As a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock splits would not affect the registration of our common stock under the Securities Exchange Act.

Authorized Shares of Stock

The reverse stock splits would affect all issued and outstanding shares of common stock and outstanding rights to acquire common stock. We will not change the number of shares of common stock currently authorized.  However, upon the effectiveness of the reverse stock splits, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding as a result of the reverse stock splits.

As of September 9, 2011, we had (i) 100,000,000,000 shares of authorized common stock, of which [                 ] shares of common stock, par value $0.001 per share, were issued and outstanding, (ii) 7,700 shares of our Series A Convertible Preferred Stock, par value $0.001 per share, were issued and outstanding, (iii) [      ] million in aggregate principal amount of Convertible Notes outstanding convertible into [      ] million shares of common stock at a conversion rate of $0.00149, and (iv) 2,000,000 shares of authorized Series G Participating Cumulative Preferred Stock, of which no shares were issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of common stock will be diluted.

We do not have any plans, arrangements or understandings for the remaining portion of the authorized but unissued shares that will be available following the reverse stock splits that will not be reserved for conversion of the Convertible Notes.

Procedure for Effecting the Proposed Stock Splits and Exchange of Stock Certificates

If stockholders approve the proposal, we will file with the Delaware Secretary of State a Certificate of Amendment to our Restated Certificate of Incorporation, as amended, for each reverse stock split, subject to the approval of holders of the Requisite Notes described above. The reverse stock splits will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock splits.

Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock splits for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock splits. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following any reverse stock split, stockholders holding physical certificates must exchange those certificates for new certificates and a cash payment in lieu of any fractional shares.

Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Fractional Shares

We would not issue fractional shares in connection with the reverse stock splits. Instead, any fractional share resulting from the reverse stock splits because the stockholder owns a number of shares not evenly divisible by the ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on the trading day immediately preceding the effective date of each reverse stock split. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our Restated Certificate of Incorporation, as amended, or bylaws with respect to the reverse stock splits. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our common stock would remain unchanged at $0.001 per share after the reverse stock splits. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock splits.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Splits

The following is a summary of the material U.S. federal income tax consequences of the reverse stock splits to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock splits to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock splits.

Except as described below with respect to cash received in lieu of fractional shares, the receipt of common stock in the reverse stock splits should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the common stock received by a holder as a result of the reverse stock splits (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing common stock exchanged for such stock. A holder’s holding period for the common stock received in the reverse stock splits will include the holding period of the common stock exchanged therefor.

A holder who receives cash in lieu of a fractional share of common stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder generally will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the approval of the proposal to authorize our Board of Directors to effect up to two reverse stock splits on or before December 31, 2012, with each reverse stock split having a ratio of 1-for-2 up to 1-for-500.

PROPOSAL TWO

Approval Of The Amendment And Restatement Of Our 2009 Stock Incentive Plan To Change The Number Of Shares Authorized Under The Plan

We are asking our stockholders to approve an amendment and restatement of our 2009 Stock Incentive Plan, referred to herein as the Plan, that will change the number of shares of our common stock that will be available for issuance thereunder.

The Plan was initially adopted by the Board on July 9, 2009 and approved by the stockholders at the 2009 Annual Meeting of Stockholders. At the 2010 Annual Meeting of Stockholders, held on June 15, 2010, our stockholders approved an amendment and restatement of the Plan, pursuant to which the pool of shares reserved and authorized for issuance under the Plan would represent 15% of the outstanding shares of common stock on April 1, 2010. Upon approval, the initial effect of this allocation was to decrease the share reserve pool by 5,748 shares to 10,947 shares. Subsequently, approval of this amendment caused the share reserve pool to be adjusted on September 7, 2010, January 18, 2011 and May 3, 2011, so that the pool reserve, calculated as a proportion of shares then outstanding, would remain stable at 15% of the number of shares of common stock issued and outstanding as of those dates. Pursuant to these provisions, the share reserve was increased to 182,823 shares on September 7, 2010, 9,516,672 shares on January 18, 2011 and 21,529,331 shares on May 3, 2011. The share numbers in this Proposal reflect the 1-for-100 reverse stock split that became effective on August 2, 2010 and the 1-for-50 reverse stock split that became effective on February 18, 2011. On December 14, 2010, the Board amended the director grant program under the Plan to eliminate initial grants to newly elected or appointed non-employee Directors, to reduce the value of the annual grants to our non-employee Directors from $100,000 to $25,000 and to authorize the Compensation Committee to pay the award in stock or cash at its discretion.

On September 7, 2011, the Board approved, subject to stockholder approval at this Special Meeting of Stockholders, an amendment of the Plan, similar to the change that was approved in 2009, namely by allowing the size of the share reserve pool under the Plan to undergo periodic adjustment to the number of shares but retaining as unchanged the proportional amount of shares allocated to the Plan at 15%.  Accordingly, the proposed amendment will allow the share reserve authorized for issuance under the Plan to be adjusted on each of the following future dates: November 1, 2011; April 1, 2012; August 1, 2012; November 1, 2012; April 1, 2013; August 1, 2013; November 1, 2013; April 1, 2014; August 1, 2014; and September 1, 2014. As noted, these share adjustment amounts may fluctuate by causing the share reserve pool to be equal to 15% of the number of shares of common stock issued and outstanding as of each of those dates respectively. These adjustments may result in an increase or decrease in the share reserve.

The Board believes that the availability of a sufficient number of shares under the Plan is in the best interests of our Company and our stockholders. The availability of an adequate equity compensation program is a key factor in attracting and retaining qualified officers, employees and directors, whose activities are essential to our success. Moreover, such plans are believed to align the long term interests of our employees and directors with those of our stockholders. The Plan as amended will continue to provide us with flexibility in designing equity incentive programs in a manner that will attract and retain the services of key individuals. We believe that such incentives are necessary for us to effectively compete for executive and employee talent.

When the Plan was initially approved by our stockholders in 2009, the number of shares of common stock reserved for issuance under the Plan was targeted at 15% of fully diluted outstanding shares. The objective of this amendment and restatement is to maintain that target percentage, but to base that percentage on outstanding shares at the time of the adjustments. These changes will permit us to continue to operate the Plan for the benefit of new participants (including new hires or employees of acquired companies), as well as to allow additional awards to current participants.

The principal terms and provisions of the Plan as amended are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Plan and is qualified in its entirety by reference to the complete text of the amendment filed with this Proxy Statement as Annex B. Any stockholder who wishes to obtain a copy of the actual plan documents may do so upon written request to our Corporate Secretary at our principal offices at 200 Connell Drive, Berkeley Heights, New Jersey 07922.

Types of Awards.  The following types of awards may be granted under the Plan: incentive and non-qualified stock options; stock appreciation rights; restricted stock awards; restricted stock units; dividend equivalent rights; and other stock-based awards.  The principal features of each type of award are described below.

Administration.  The Compensation Committee of our Board of Directors will have the authority to administer the Plan. However, our Board of Directors may at any time make awards under the Plan to individuals other than executive officers and non-employee Directors. The term “plan administrator,” as used in this summary, will mean our Compensation Committee or the Board, to the extent each such entity is acting within the scope of its administrative authority under the Plan.

Eligibility.  Officers and employees, non-employee Directors, as well as independent consultants, advisors and contractors, in our employ or service or in the employ or service of our subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the Plan. As of September 1, 2011, approximately 19 employees (including 3 executive officers) and 4 non-employee Board members were eligible to participate in the Plan.

Securities Subject to Plan. 21,529,331 shares of common stock are currently reserved for issuance under the Plan. Subject to stockholder approval of this Proposal, the share reserve will be subsequently adjusted to be fifteen percent (15%) of the outstanding shares of our common stock on each of November 1, 2011, April 1, 2012, August 1, 2012, November 1, 2012, April 1, 2013, August 1, 2013, November 1, 2013, April 1, 2014, August 1, 2014 and September 1, 2014. If any award is forfeited or any award otherwise terminates or is cancelled without the delivery of shares of common stock, then the shares covered by such award or to which such award relates shall again become available for transfer pursuant to awards granted or to be granted under the Plan.

As of September 9, 2011, 23,614 shares of common stock were subject to outstanding restricted stock units under the Plan and 21,181,288 shares of common stock remain available for issuance under the Plan.

There is a limitation in the Plan, such that no participant may receive awards for more than 28,000,000 shares of our common stock in any calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Stockholder approval of this proposal will also constitute re-approval of that 28,000,000-share limitation for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Accordingly, such limitation will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the Plan will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per executive officer imposed under Section 162(m).

The maximum number of shares of common stock for which options intended to be incentive stock options under the federal tax laws may be granted may not exceed 54,738,066 shares, subject to adjustment from time to time for stock splits, stock dividends and similar transactions.

The shares of common stock issuable under the Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we acquire, including shares purchased on the open market or in private transactions.

Awards. The plan administrator will have complete discretion to determine which eligible individuals are to receive awards, the time or times when those awards are to be granted, the number of shares subject to each such award, the vesting and exercise schedule (if any) to be in effect for the award, the cash consideration (if any) payable per share subject to the award, the settlement of the awards, the maximum term for which the award is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Stock Options.  Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date or upon the achievement of pre-established corporate performance objectives. The plan administrator may also grant reload options pursuant to which an optionee who delivers shares of our common stock in payment of the exercise price of an option will be granted an option for a number of shares equal to the number of shares so delivered.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

Stock Appreciation Rights.  Upon exercise of a stock appreciation right as to a specific number of shares of our common stock, the holder of that right will receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per share of our common stock on the date the right is granted. Stock appreciation rights may also be granted in conjunction with options which provide the holders with the right to surrender the related option grant for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

The appreciation distribution on any exercised stock appreciation right will be paid in (i) cash, (ii) shares of our common stock or (iii) a combination of cash and shares of our common stock. Upon cessation of service with us, the holder of a stock appreciation right will have a limited period of time in which to exercise that right to the extent exercisable at that time. The plan administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation right remains outstanding.

Repricing Prohibition. The plan administrator may not implement any of the following repricing programs without obtaining stockholder approval:  (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of our common stock or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.

Stock-Based Awards.  Shares may be issued under the Plan subject to performance or service-vesting requirements established by the plan administrator. Shares may also be issued as a fully-vested bonus for past services without any cash outlay required of the recipient.  The plan administrator may also grant other stock-based awards that entitle the holder to receive shares of common stock or payment in cash or otherwise of amounts based on the value of the shares of common stock.

Restricted Stock Units.  Shares of our common stock may also be issued under the Plan pursuant to restricted stock units which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us.

Dividend Equivalent Rights.  Dividend equivalent rights may be issued in tandem with other awards made under the Plan.  Each dividend equivalent right award will represent the right to receive the economic equivalent of each dividend or distribution which is made per issued and outstanding share of common stock during the term the dividend equivalent right remains outstanding. Payment of the amounts attributable to such dividend equivalent rights may be made either concurrently with the actual dividend or distribution made per issued and outstanding share of our common stock or may be deferred to a later date. The plan administrator will determine whether such payment will be made in cash, in shares of our common stock or in another form and whether they will be conditional.

Director Grant Program.  Under the Plan, our non-employee Board members will automatically receive the annual awards as follows:

Annual Awards. On the date of each annual stockholders meeting, each individual who is at that time serving as, and is to continue to serve as, a non-employee Board member will automatically be granted an award (the “Annual Award”) in the form of shares of common stock and/or options with a value equal to the Applicable Annual Amount. For such purposes, the value of the Annual Award shall be calculated as follows:  (A) the value of an option share shall be equal to the fair value of an option share as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board (“FASB”) for purposes of the Company’s financial statements under FASB ASC 718 (or any successor provision); and (B) the value of a share subject to the award shall be equal to the fair market value of per share of common stock on the award date. The Applicable Annual Amount will be determined by the Compensation Committee on or before the date of the grant, but in no event will such amount exceed $25,000.00. The Compensation Committee may, at its discretion, pay the Applicable Annual Amount in cash instead of in the form of stock or options. Our Compensation Committee will have the sole discretion to determine the amount and type of award for each year within the foregoing limitations.

Vesting of Awards and Issuance of Shares. The shares of common stock subject to each Annual Award will be fully vested on the date of grant.

Stock Awards. The following table sets forth, as to our Chief Executive Officer, our Chief Financial Officer, our other named executive officers (as identified in the Summary Compensation Table which appears elsewhere in this Proxy Statement) and the other individuals and groups indicated, the number of shares of our common stock subject to stock awards (with respect to grants to non-employee Directors) and restricted stock unit awards (with respect to grants to all other individuals) granted from January 1, 2010 through September 9, 2011.

Name and Principal Position	Number of Shares of Common Stock and Shares of Common Stock subject to Restricted Stock Unit Grants (1) (#)
Named Executive Officers
Raymond P. Warrell, Jr. M.D. Chairman and Chief Executive Officer	16,902
Gary Siegel Vice President, Finance	2,522
Loretta M. Itri, M.D. President, Pharmaceutical Development and Chief Medical Officer	5,791
W. Lloyd Sanders Senior Vice President and Chief Operating Officer (2)	-
All current executive officers as a group (4 persons)	28,825

Non-employee Directors
Marvin E. Jaffe, M.D.	-
Christopher P. Parios	1,805
Ana I. Stancic	-
Daniel D. Von Hoff, M.D.	1,805
All current non-employee directors as a group (4 directors)	3,610

All other employees (13 persons)	1,609

(1) adjusted for reverse stock splits that became effective on August 2, 2010 and February 18, 2011.
(2) Mr. Sanders resigned from Genta on May 7, 2010.

General Provisions

Vesting Acceleration. In the event we should experience a change in control, then unless otherwise provided in the award agreement, each outstanding award will automatically accelerate in full and the plan administrator may terminate any outstanding awards. A change in control will be deemed to occur for purposes of the Plan in the event (a) of stockholder approval of a merger or consolidation, (b) of stockholder approval of a sale of all or substantially all our assets, (c) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities without the consent of the Board, (d) there is a change in the majority of our Board as a result of one or more contested elections for Board membership or (e) the stockholders approve a plan of complete liquidation.

The acceleration of vesting in the event of a change in control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Changes in Capitalization.  In the event of any increase or decrease in the number of shares of our common stock resulting from any stock split, reverse stock split, stock dividend, combination or reclassification of shares, or other increase or decrease effected without our receipt of consideration proportionate adjustments will be made to: (i) the maximum number of securities issuable under the Plan; (ii) the maximum number of securities for which any one person may be granted awards under the Plan; (iii) the maximum number of securities subject to an initial award under the director grant program; and (iv) the maximum number of securities for which incentive stock options may be granted; and (v) the number of shares and price per share in effect for outstanding awards.  Such adjustments will be made in such manner as the plan administrator deems appropriate.

Valuation.  The fair market value per share of our common stock on any relevant date under the Plan will be deemed to be equal to the closing selling price per share on that date on the Over the Counter Bulletin Board. On [_____], 2011, the fair market value per share of our common stock determined on such basis was [      ].

Stockholder Rights and Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of our common stock distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee.

A participant will have full stockholder rights with respect to any shares of common stock issued to him or her under the Plan, whether or not his or her interest in those shares is vested. A participant will not have any stockholder rights with respect to the shares of common stock subject to a restricted stock unit until that award vests and the shares of common stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding restricted stock units, subject to such terms and conditions as the plan administrator may deem appropriate.

Special Tax Election.  The plan administrator may provide one or more holders of awards under the Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or settlement of those awards.

Amendment and Termination.  Our Board may amend or modify the Plan at any time subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common stock is at the time primarily traded.  The Plan will terminate on July 8, 2019 subject to any earlier termination by the Board.

Summary of Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to us and the participants who receive awards under the Plan.

Option Grants.  Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options.  No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount  realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee.  Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights.  No taxable income is recognized upon receipt of a stock appreciation right.  The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Stock Awards.  The recipient of vested shares of common stock will recognize ordinary income at the time those shares are issued. The recipient of unvested shares of common stock  issued under the Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the shares. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units.  No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder.  The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights.  No taxable income is recognized upon receipt of a dividend equivalent right award.  The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation.  We anticipate that any compensation deemed paid by us in connection with the exercise of non-statutory options or stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the Plan will remain deductible by us without limitation under Section 162(m).  However, any compensation deemed paid by us in connection with shares issued under stock awards or restricted stock units will be subject to the $1 million limitation.

Accounting Treatment.  Pursuant to the accounting standards established by the Financial Accounting Standards Board (FASB), we will be required to expense all share-based payments, including grants of stock options, stock appreciation rights, restricted stock, restricted stock units and all other stock-based awards under the Plan. Accordingly, stock options and stock appreciation rights which are granted to our employees and non-employee Board members and payable in shares of our common stock will have to be valued at fair value as of the grant date under an appropriate valuation formula, and that value will then have to be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. For shares issuable upon the vesting of restricted stock units awarded under the Plan, we will be required to amortize over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, then the fair market value of those shares at that time will be charged to our reported earnings ratably over the vesting period. Such accounting treatment for restricted stock units and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. The issuance of a fully-vested stock bonus will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.

Required Vote

The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the Special Meeting is required for approval of the amendment and restatement of the Plan. Should such approval not be obtained, then the share reserve under the Plan will not be adjusted. However, awards may be made under the Plan until the earlier of the date of all the shares of common stock currently reserved for issuance under the Plan have been issued or any earlier expiration of the Plan.

Recommendation of the Board of Directors

The Board believes that this proposal is in the Company’s best interests and in the best interests of our stockholders and recommends a vote “FOR” the approval of the amendment and restatement of our 2009 Stock Incentive Plan.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Special Meeting. However, if any such other matters are properly brought before the Special Meeting, as permitted, the proxies may use their own judgment to determine how to vote your shares.

COMPENSATION MATTERS

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board, or the Committee, has responsibility for overseeing our compensation and benefit policies, evaluating senior executive performance, determining compensation for our senior executives, including our executive officers and Directors, and reviews and discusses the report on executive compensation included in our annual Proxy Statement. The Committee ensures that the total compensation paid to executive officers is fair, reasonable and competitive.

The individuals who serve as our Chairman of the Board and Chief Executive Officer (CEO) and the Chief Financial Officer (CFO), as well as the other individuals included in the Summary Compensation Table below, are referred to as the ‘‘named executive officers’’.

Compensation Philosophy and Objectives

Our compensation philosophy is based on our belief that our compensation programs should: be aligned with stockholders’ interests and business objectives; reward performance; and be externally competitive and internally equitable. We seek to achieve three objectives, which serve as guidelines in making compensation decisions:

●	Providing a total compensation package which is competitive and therefore, enables us to attract and retain, high-caliber executive personnel;

●
Integrating compensation programs with our short-term and long-term strategic plan and business objectives to provide incentives to ensure superior executive performance and successful financial results; and

●
Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentives through equity ownership, which align the interests of executives with those of our stockholders.

Role of Executive Officers in the Compensation Decisions

The Committee makes all compensation decisions regarding the compensation of our executive officers. The CEO reviews the performance of our executive officers and except for the President, Pharmaceutical Development and Chief Medical Officer (who is the spouse of the CEO), the CEO makes recommendations to the Committee based on these reviews, including salary adjustments, variable cash awards and equity awards. The Committee exercises its discretion in modifying any recommended adjustments or awards to executives. With respect to the CEO and President, Pharmaceutical Development and Chief Medical Officer, the Committee in its sole discretion determines the amount of any adjustments or awards.

Establishing Executive Compensation

Compensation levels for our executive officers are recommended by the CEO and determined by the Committee. One of the tools that the CEO and the Committee use is comparisons with other companies in the biotechnology and pharmaceutical industries, including companies with which we compete for personnel. To determine external competitiveness practices relevant to the executive officers, we review data from two industry surveys of executive compensation: Radford Biotechnology Compensation Survey and Organization Resources Counselors, collectively referred to as External Market Data. Due to macroeconomic factors in the global economy and our financial challenges during 2009 and 2010, the Committee did not feel that changes in executive compensation required repurchase of these data to establish an updated database for decision-making.

In 2008, the Committee retained Aon Radford Consulting (a nationally recognized compensation consulting firm with specific expertise in dealing with the equity issues of biopharmaceutical companies) to conduct a review of market trends related to equity compensation in consideration of the fact that our 1998 Stock Incentive Plan would be expiring in May 2008. The peer group companies used for that analysis were: Access Pharmaceuticals, Inc., AMDL, Inc., Celsion Corp., Idera Pharmaceuticals, Inc., Infinity Pharmaceuticals, Inc., Opexa Therapeutics, Inc., Oscient Pharmaceuticals Corp., Poniard Pharmaceuticals, Inc., SEQUENOM, Inc. and Targeted Genetics Corp. These companies were selected because, like Genta, they were oncology-focused, public pharmaceutical companies with products in mid to late-stage development. Due to limited resources, the Committee did not retain a compensation consultant to advise the Committee on its compensation decisions during 2009 or 2010, and rather, relied on External Market Data and analyses provided by Aon Radford Consulting for past years in determining to keep executive compensation levels unchanged for 2009 and 2010.

In establishing compensation levels, it is the Committee’s objective to target total annual compensation of each executive officer at a level between the 50th and 75th percentiles for comparable positions. However, in determining the compensation for each executive officer, the Committee also considers a number of other factors including: an evaluation of the responsibilities required for each respective position, individual experience levels and individual performance and contributions toward achievement of our business objectives. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its analysis of that individual’s performance and contribution to our performance. In addition, in light of our stage of development, considerable emphasis is placed on equity-based compensation in an effort to preserve cash to finance our research and development efforts.

Other Factors Influencing 2010 Compensation for Executive Officers

Our potential products are in various stages of research and development and limited revenues have as yet been generated from product sales. As a result, the Committee does not believe the use of traditional performance standards, such as corporate profitability, is appropriate in the evaluation of our performance or the performance of our individual executives. The compensation of our executive officers is based, in substantial part, on industry compensation practices, trends noted (in the External Market Data, peer group analysis and by consulting services provided in prior fiscal years), as well as the extent to which the business and individual executive officers’ objectives are achieved. Such objectives are established by the Committee and modified as necessary to reflect changes in market conditions and other factors. Individual performance is measured against quantifiable objectives.

Among the significant business objectives achieved during 2010 were the following: continued development of tesetaxel, including the initiation of clinical trials in advanced melanoma, advanced gastric cancer and bladder cancer; continued follow-up of patients on the AGENDA trial, our Phase 3 trial of Genasense® in patients with advanced melanoma; and the sale of convertible notes and debt warrants resulting in aggregate gross proceeds of $25.8 million. Two significant factors warranted very substantial weight in evaluating our business performance and in making executive compensation decisions. These factors were our inability to close a licensing or partnership deal for Genasense®, tesetaxel, Ganite® or an oral gallium compound before the close of the fiscal year and the significant dilution that our stock suffered throughout 2010. These factors were considered carefully in evaluating executive performance and making determinations regarding executive compensation.

In May 2010, W. Lloyd Sanders, our Chief Operating Officer resigned from Genta to pursue other interests. To ensure the retention of Gary Siegel, our Vice President, Finance, the Committee appointed Mr. Siegel to be our Principal Financial Officer, Principal Accounting Officer and Secretary to the Board. He had been appointed to these positions on an interim basis in February 2008. In recognition of this change, the Committee approved an increase in Mr. Siegel’s annual salary from $210,000 to $250,000. The Committee also agreed to guarantee the payment of Mr. Siegel’s annual bonus target for 2010, previously established at 25.0% of his annual salary, or $62,500.00 and payable in January 2011, as long as Mr. Siegel was still employed by Genta on December 31, 2010. The retention award of $62,500 was paid in January 2011. In addition, Mr. Siegel’s annual bonus target percentage for 2011 was established at 30.0% of his annual salary.

In December 2010, the Committee reviewed peer analysis data, the compensation history of each executive officer, including their annual salary, cash incentive bonus and awards of restricted stock units, or RSUs. Due to our failure to close a licensing deal and our limited financial resources, Dr. Warrell recommended that, except for the retention award to Mr. Siegel, for the third consecutive year there should not be any annual salary increases, nor should any incentive bonuses be paid to any employee, including the other executive officers. The Committee approved this recommendation.

Elements of Executive Compensation

Our compensation package for executive officers generally consists of annual cash compensation, which includes both fixed (annual salary) and variable (cash incentive bonus program) elements, long-term compensation in the form of restricted stock units and certain perquisites. The main components are annual salary, cash incentive bonus and the award of restricted stock units, all of which are common elements of executive compensation pay in general and throughout the biotechnology and pharmaceutical industry.

Annual Salary

We pay an annual salary to our employees and the executive officers as consideration for fulfillment of certain roles and responsibilities. Changes in annual salaries for executive officers, if any, are generally effective at the beginning of each year. Increases to annual salary reflect a reward and recognition for successfully fulfilling the position’s role and responsibilities, the incremental value of the experience, knowledge, expertise and skills the individual acquires and develops during employment with us and adjustments as appropriate based on external competitiveness and internal equity. In consideration of our cost-reduction and cash conservation measures, there were no annual salary increases for 2008, 2009 or 2010, other than an increase in the annual salary of Mr. Siegel due to increased responsibilities during 2010. Dr. Warrell has not been paid a bonus since 2004 and Dr. Itri has not been paid a bonus since 2006.  In order to further conserve our cash resources, we deferred payment of the salaries of Drs. Warrell and Itri for the periods from April 19, 2008 through August 17, 2008, and January 5, 2009 through July 3, 2009. The deferred amounts, totaling approximately $815,000 were paid during the latter half of 2010. The Company did not pay any interest to Drs. Warrell and Itri for the amount of the deferred salaries.

On July 15, 2011, the Compensation Committee approved a motion to again defer 100% of the earned compensation of both Dr. Warrell and Dr. Itri beginning on June 19, 2011.  At present, it is the intent of the Company to repay the deferred compensation without interest at a future date.

Cash Incentive Bonus Program

As part of their compensation package, our executive officers have the opportunity to earn annual cash incentive awards. Cash incentive awards are designed to reward superior executive performance while reinforcing our short-term strategic operating goals. If warranted in special circumstances, individual one-time discretionary bonuses may also be awarded to our executive officers during the course of the year. Typically, we award cash incentive bonuses to employees, including the executive officers, as a reward and recognition for contributing to our achievement of specific annual business objectives established by the Committee at the beginning of the year. All employees are eligible for a form of cash incentive bonus, although payment of a cash incentive bonus is made at an individual level each year contingent upon our overall performance. However, as described above, our business performance was insufficient in 2010, 2009 and 2008 to warrant the payment of cash incentive bonuses to our employees, including executive officers. Dr. Warrell has not been paid a bonus since 2004 and Dr. Itri has not been paid a bonus since 2006.

Each year, we establish target bonuses for each executive officer payable based on achievement of specified Company and individual performance goals. The target bonus program amounts for the CEO (40 percent of annual salary) and the President, Pharmaceutical Development and Chief Medical Officer (30 percent of annual salary) are based on the terms of their employment agreements. The target amount for the position of Vice President, Finance was increased to 30 percent of annual salary beginning in 2011. The maximum bonus program award amounts for the CEO is set at 60 percent of his annual salary, while the maximum bonus program award amounts for the President Pharmaceutical Development and Chief Medical Officer and Vice President, Finance are set at 50 percent of annual salary. In considering annual bonuses, the Committee evaluates the annual performance of the individual executives, focusing on the executive’s performance in his or her area or areas of functional responsibility relative to the achievement of our annual corporate goals and other significant corporate accomplishments. Our strategic plan and individual performance targets include successful partnering transactions, and other strategic plan metrics, operational and financial metrics, regulatory compliance metrics, and timely delivery of specific programs, plans, and budgetary objectives identified by the Committee.

The table below details 2010 annual bonus targets and actual payouts for each of the named executive officers.

Name	Title	2010 Target Bonus ($)	2010 Target Bonus (% Salary)	2010 Actual Bonus ($)		2010 Actual Bonus (% Salary)

Raymond P. Warrell, Jr., M.D.	Chief Executive Officer and Chairman of the Board	$163,200	40%	$0		0%

Gary Siegel	Vice President, Finance	$62,500	25%	$62,500	(1)	25%

Loretta M. Itri, M.D.	President, Pharmaceutical Development and Chief Medical Officer	$140,250	30%	$0		0%

W. Lloyd Sanders (2)	Senior Vice President and Chief Operating Officer	$85,500	30%	$0		0%

(1) As described above, Mr. Siegel was guaranteed his 2010 target award for retention purposes. This award was paid in January 2011.

(2) Mr. Sanders resigned from Genta on May 7, 2010.

Equity-Based Compensation

We grant equity-based compensation to employees, including executive officers, to attract, motivate, engage and retain highly qualified and highly sought-after employees. We grant equity awards on a broad basis to encourage all employees to work with a long-term view. We award restricted stock units, or RSUs, because we believe RSUs are an appropriate vehicle to align the employee’s interests with those of our stockholders.

Equity Awards in 2010

On October 6, 2010, our Committee approved the awarding of RSUs to Dr. Warrell, Mr. Siegel and Dr. Itri. The RSUs vest based on continued service as well as achievement of Company goals. Each vested RSU entitles the executive to receive one share of common stock on December 6, 2012; in addition, each executive officer will also receive an additional number of fully vested shares to reflect the effect of dilution of the awards from the grant date to the date of issuance of the shares as more fully described below. In light of the significant ongoing dilution of our stock, the Committee believes that without such anti-dilution protection, the awards would not have any retention value or provide motivation to achieve our performance goals.

Dr. Warrell was awarded RSUs for 11,608 shares, adjusted for the 1-for-50 reverse stock split implemented in February 2011. These RSUs vest as follows: sixty percent (60%) of the initial grant amount, or 6,965 shares  shall vest in three equal installments on December 6, 2010, December 6, 2011 and December 6, 2012; fifteen percent (15%) of the initial grant amount, or 1,741 shares will vest when our market capitalization first exceeds ten (10) times our market capitalization value as of the initial grant date; ten percent (10%) of the initial grant amount, or 1,161 shares, will vest upon the conclusion of a business development transaction that yields net cash to us of more than $35 million during the period concluding December 6, 2012; ten percent (10%) of the initial grant amount, or 1,161 shares, will vest upon the Committee’s determination that our financing has been adequate through December 6, 2012; and five percent (5%) of the initial grant amount, or 580 shares, will vest upon us starting a new Phase 3 registration trial of one of our products.

Mr. Siegel was awarded RSUs for 1,934 shares adjusted for the 1-for-50 reverse stock split implemented in February 2011. These RSUs vest as follows: sixty percent (60%) of the initial grant amount, or 1,160 shares, shall vest in three equal installments on December 6, 2010, December 6, 2011 and December 6, 2012; ten percent (10%) of the initial grant amount, or 193 shares will vest if there are no material review adjustments proposed by our external auditors for the year ended December 31, 2010; ten percent (10%) of the initial grant amount, or 193 shares will vest if there are no material review adjustments proposed by our external auditors for the year ended December 31, 2011;  ten percent (10%) of the initial grant amount, or 193 shares, will vest upon the successful upgrade of our financial reporting system, to be completed no later than December 6, 2012; five percent (5%) of the initial grant amount, or 98 shares, will vest upon the receipt of $1 million or more from the sale of our New Jersey tax losses or New Jersey research credits for the year ended December 31, 2010; and five percent (5%) of the initial grant amount, or 97 shares, will vest upon the receipt of $1 million or more from the sale of our New Jersey tax losses or New Jersey research credits for the year ended December 31, 2011.

Dr. Itri was awarded RSUs for 3,978 shares adjusted for the 1-for-50 reverse stock split implemented in February 2011. These RSUs vest as follows: sixty percent (60%) of the initial grant amount, or 2,386 shares, shall vest in three equal installments on December 6, 2010, December 6, 2011 and December 6, 2012; five percent (5%) of the initial grant amount, or 199 shares, will vest upon the completion and presentation of data from more than four Phase 2 trials of tesetaxel in breast cancer, bladder cancer, gastric cancer and melanoma; five percent (5%) of the initial grant amount, or 199 shares, will vest upon the initiation of a front-line gastric cancer Phase 1-2 study of tesetaxel in Asia; five percent (5%) of the initial grant amount, or 199 shares, will vest upon the initiation and completion of accrual into two Phase 1-2 tesetaxel studies in Japan; five percent (5%) of the initial grant amount, or 199 shares, will vest upon the completion of the food-effect study of tesetaxel; five percent (5%) of the initial grant amount, or 199 shares, will vest upon the securing of a Special Protocol Agreement from the FDA for a Phase 3 study of tesetaxel; ten percent (10%) of the initial grant amount, or 398 shares, will vest upon the initiation and completion of greater than fifty percent (50%) accrual in a multinational Phase 3 study of tesetaxel; and five percent (5%) of the initial grant amount, or 199 shares, will vest upon the completion of the final survival analysis of the AGENDA clinical trial.

All of the shares that vest under the RSUs that were granted in October 2010 will be issued on December 6, 2012. In addition, on the date of issuance, each executive officer will receive additional fully-vested shares determined by multiplying the vested shares to be issued to such officer under the RSUs by a fraction, the denominator being the number of shares outstanding on October 6, 2010 and the numerator being the number of shares of our common stock outstanding on such date of issuance.

Determining The Timing And Exercise Price Of Equity-Based Compensation

There is no established practice of timing equity grants in advance of the release of favorable or unfavorable financial or business results. Grants of stock options or RSUs to executive officers are made only at duly convened meetings of the Committee. Equity awards for newly hired executives are typically made at the next scheduled Committee meeting following the executive’s hire date. It is our intent that all stock option grants have an exercise price per share equal to the closing selling price per share on the grant date.

Retirement Benefits

All employees are eligible to participate in the Genta Incorporated Savings & Retirement Plan (Savings Plan), a tax-qualified retirement savings plan, which allows employee contributions to the Savings Plan on a before-tax basis in an amount up to the lesser of 50% of the employee’s annual salary or a limit prescribed by the Internal Revenue Service. All contributions to the Savings Plan are fully vested upon contribution. We match 100% of the first 4% of pay that is contributed to the Savings Plan and 50% of the next 2 % of pay contributed. We provide retirement benefits to our employees because we believe retirement benefits are an integral part of employee benefit programs within the biotechnology and pharmaceutical industry.

Perquisites

None of our executive officers other than our CEO and President, Pharmaceutical Development and Chief Medical Officer have perquisites in excess of $10,000 in annual value. Our CEO and President, Pharmaceutical Development and Chief Medical Officer have employment agreements that provide for the perquisites discussed under the heading “Employment Agreements”.

Severance Benefits

Dr. Warrell and Dr. Itri are eligible for severance benefits under the terms of their employment agreements as described under the heading “Employment Agreements”. Mr. Siegel is eligible for severance benefits under the terms of a letter agreement. For executives, severance benefits are intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other of our constituents without undue concern over whether the transactions may jeopardize the executive’s own employment.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The RSUs awarded as a component of equity compensation do not qualify as performance-based compensation. However, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through RSUs tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

2011 Objectives and Executive Compensation and Bonus Guidelines

As discussed above, the Committee determined that there would be no salary adjustments for 2011. The Committee has established cash incentive bonus targets and will evaluate each officer’s performance against those targets at the end of 2011. At its discretion, the Committee may make equity awards during 2011.  The Committee may make adjustments if necessary based on their assessment of a variety of factors including: our financial resources; industry trends; competitive market data; business objectives and corporate performance.

On December 14, 2010, the Committee approved the bonus award targets for each of our executive officers based on attainment of specified performance goals based on our strategic plan. In 2011, our strategic plan will focus on:

●	Closing one or more licensing agreements for tesetaxel;
●	Execution of all clinical, regulatory and compliance activities related to follow-up and completion of our Phase 3 trial of Genasense® (known as AGENDA) in patients with advanced melanoma;
●	Continued development of tesetaxel;
●	Conserving our existing cash position;
●	Successful execution of financing plans to strengthen our capital position; and
●	Advancing our clinical and non-clinical pipeline of product candidates.

In 2011, Dr. Warrell’s individual performance goals will focus on his areas of responsibility in his capacity as Chairman of the Board and CEO of the Company, as well as the senior manager for oversight of the departments of Legal Affairs, Corporate Communications, Research and Development, Business Development, Manufacturing and Quality Assurance (co-managing the latter with Dr. Itri). These activities will principally center upon his ability to secure adequate financing for us, the closing of one or more licensing transactions that will provide us with capital, advancing our pipeline of therapeutic product candidates, and maintaining stockholder confidence in management and Genta. Dr. Warrell’s specific performance goals and the relative weight of each goal include:

●	Closing one or more licensing agreements for tesetaxel (weighted at 20% of the potential bonus award);
●	Conserving our existing cash position (weighted at 40% of the potential bonus award);
●	Executing financing plans to strengthen our capital position (weighted at 10% of the potential bonus award);
●	Implementing and managing our short- and long-term strategic plans (weighted at 10% of the potential bonus award);
●	Managing our legal affairs to streamline processes and conserve resources (weighted at 5% of the potential bonus award);
●	Maintaining the effectiveness of patent and proprietary protections over our pipeline of product candidates (weighted at 5% of the potential bonus award); and
●	Maintaining stockholder confidence in us by managing investor and public relations (weighted at 10% of the potential bonus award).

In 2011, Mr. Siegel’s individual performance goals will focus on his role as Vice President, Finance.  Mr. Siegel is also expected to play a key role in strategic planning, development and validation of financial forecasts for business development, and compliance with financial laws and regulations.  Mr. Siegel’s specific performance goals and the relative weight of each goal include:

●	Timely reporting of all financial, tax, and regulatory compliance documents (weighted at 50% of the potential bonus award);
●	Effectively interacting with our auditors (weighted at 10% of the potential bonus award);
●	Timely and effective interaction and responsiveness to the Audit Committee of the Board (weighted at 5% of the potential bonus award);
●	Managing our accounts payable, tax reporting and payroll (weighted at 15% of the potential bonus award); and
●	Effectively managing and interacting with our legal advisors on matters related to the SEC and other regulatory and legal authorities (weighted at 20% of the potential bonus award).

In 2011, Dr. Itri’s individual performance goals will focus on her role as President, Pharmaceutical Development, and Chief Medical Officer.   These activities broadly address the development, initiation, and execution of clinical development plans for our therapeutic product candidates.  Dr. Itri is also the senior manager for the departments of Regulatory Affairs, Project Management, Clinical Operations, Biostatistics, and Quality Assurance (co-managing the latter with Dr. Warrell).  Dr. Itri’s specific performance goals and the relative weight of each goal include:

●	Designing, implementing and managing our clinical research and development activities (weighted at 20% of the potential bonus award);
●
Executing all clinical research, regulatory and compliance activities related to follow-up and completion of our AGENDA trial in patients with advanced melanoma (weighted at 30% of the potential bonus award);

●
Organizing the biostatistical analysis of the AGENDA trial on schedules that comply with our strategic plans, consistent with a high level of quality and regulatory compliance (weighted at 5% of the potential bonus award);

●	Completing the clinical trial of tesetaxel administered on a weekly schedule (weighted at 5% of the potential bonus award);
●	Making satisfactory progress towards completing a clinical trial of tesetaxel for patients with advanced melanoma (weighted at 10% of the potential bonus award);
●	Making satisfactory progress towards completing a confirmatory clinical trial of tesetaxel in patients with advanced gastric cancer (weighted at 15% of the potential bonus award);
●	Initiating new clinical trials of tesetaxel in patients with advanced prostate cancer and advanced breast cancer (weighted at 10% of the potential bonus award); and
●	Interacting effectively with regulatory authorities on matters related to our product candidates (weighted at 5% of the potential bonus award).

The foregoing objectives for each of the executive officers do not disclose additional detail, such as timing, because such disclosure would provide our competitors with an undue competitive advantage. As a biopharmaceutical company, we face intense competition from large and mid-sized biotechnology and pharmaceutical companies engaged in the development of oncology products, many of which have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than us. To effectively compete, we must take every precaution in creating and maintaining our competitive advantages, including protecting our short- and long-term research and development plans and strategies. In addition, as many of our pre-clinical research and development activities are subject to confidentiality obligations, disclosure of more specific goals and objectives would violate existing agreements among us and our research and development partners and significantly impair our ability to enter into such agreements in the future.

The dollar amounts of the 2011 annual bonus targets for the named executive officer are as shown below:

Name	Title	2011 Target Bonus ($)	2011 Target Bonus (% Salary)

Raymond P. Warrell, Jr., M.D.	Chief Executive Officer and Chairman of the Board	$163,200	40.0%

Gary Siegel	Vice President, Finance	$75,000	30.0%

Loretta M. Itri, M.D.	President, Pharmaceutical Development, and Chief Medical Officer	$140,250	30.0%

Summary Compensation Table

The following table sets forth certain information regarding compensation earned by or paid to our Chief Executive Officer, our Chief Financial Officer and other executive officers, collectively referred to as the named executive officers, during the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation earnings ($)	All Other Compensation ($)	Total ($)
Raymond P. Warrell, Jr. M.D.	2010	393,877	-	118,209	-	-	-	37,212 (2)	549,298
Chairman and	2009	422,123 (3)	-	10,457,498 (4)	-	-	-	29,093 (2)	10,908,714
Chief Executive Officer	2008	409,662 (5)	-	-	-	-	-	31,060 (2)	440,722

Gary Siegel	2010	228,115	-	19,702	-	62,500 (6)	-	19,340 (7)	329,657
Vice President, Finance	2009	217,269	-	1,161,944 (8)	-	-	-	4,652 (7)	1,383,865
	2008	210,000	-	16,400	-	-	-	11,518 (7)	237,918

Loretta M. Itri, M.D.	2010	451,317	-	42,015	-	-	-	29,461 (9)	522,793
President, Pharmaceutical	2009	483,683 (10)	-	3,583,436 (11)	-	-	-	9,667 (9)	4,076,786
Development and Chief	2008	467,500 (12)	-	-	-	-	-	20,061 (9)	487,561
Medical Officer

W. Lloyd Sanders (13)	2010	99,750	-	-	-	-	-	-	99,750
Senior Vice President and	2009	294,865	-	1,742,916	-	-	-	4,291 (14)	2,042,072
Chief Operating Officer	2008	285,000	-	26,650	-	-	-	5,642 (14)	317,292

(1)
These amounts represent the aggregate grant date fair value of RSUs granted to the named executive officer for the applicable year calculated in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Stock Compensation and does not take into account estimated forfeitures. The grant date fair value of the RSUs is calculated based on the achievement of all specified performance goals and reflects the fair market value of the common stock underlying the RSUs at the date of grant.

(2)
All other compensation for 2010 includes $6,000 for auto allowance, $8,778 for long-term disability, $12,250 Genta match to the 401(k) Plan for 2010 contributions and $10,184 Genta match to the 401(k) Plan for 2009 contributions. All other compensation for 2009 includes $6,000 for auto allowance, $12,872 for long-term disability, $9,336 for life insurance and $885 Genta match to the 401(k) Plan. All other compensation for 2008 includes $6,000 for auto allowance, $4,068 for long-term disability, $9,492 for life insurance and $11,500 Genta match to the 401(k) Plan.

(3)	In order to conserve our cash resources, we deferred the payment of Dr. Warrell’s salary from January 1, 2009 through July 3, 2009, totaling $200,750. This amount was paid to him during 2010.
(4)	The fair market value of this award at December 31, 2010 was $7,810.
(5)	In order to conserve our cash resources, we deferred Dr. Warrell’s salary from April 19, 2008 through August 17, 2008, totaling $178,104. This amount was paid to him during 2010.

(6)	Mr. Siegel received a retention award of $62,500 in May 2010, payable in January 2011, if he remained with Genta through the end of 2010. This award was paid to Mr. Siegel in January 2011.
(7)
All other compensation for 2010 includes $705 for life insurance, $11,406 Genta match to the 401(k) Plan for 2010 contributions and $7,229 Genta match to the 401(k) Plan for 2009 contributions. All other compensation for 2009 includes $1,017 for life insurance and $3,635 Genta match to the 401(k) Plan. All other compensation for 2008 includes $1,018 for life insurance and $10,500 Genta match to the 401(k) Plan.

(8)	The fair market value of this award at December 31, 2010 was $868.
(9)
All other compensation for 2010 includes $4,607 for long-term disability, $1,253 for life insurance, $12,250 Genta match to the 401(k) Plan for 2010 contributions and $11,351 Genta match to the 401(k) Plan for 2009 contributions. All other compensation for 2009 includes $6,753 for long-term disability, $2,015 for life insurance and $899 Genta match to the 401(k) Plan. All other compensation for 2008 includes $6,605 for long-term disability, $1,956 for life insurance and $11,500 Genta match to the 401(k) Plan.

(10)	In order to conserve our cash resources, we deferred Dr. Itri’s salary from January 1, 2009 through July 3, 2009, totaling $233,750. This amount was paid to her during 2010.
(11)	The fair market value of this award at December 31, 2010 was $2,676.
(12)	In order to conserve our cash resources, we deferred Dr. Itri’s salary from April 19, 2008 through August 17, 2008, totaling $203,010. This amount was paid to her during 2010.
(13)	Mr. Sanders resigned from Genta on May 7, 2010.
(14)	All other compensation for 2009 includes $4,291 for long-term disability. All other compensation for 2008 includes $4,326 for long-term disability and $1,316 Genta match to the 401(k) Plan.

Grants of Plan-Based Awards

The following table provides summary information concerning each grant of a cash bonus target and the award made to each named executive officer in 2010 under the 2009 Stock Incentive Plan, as amended:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number	All Other Option Awards: Number	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shares)	Target (# Shares) (2)	Maximum (# Shares)	of Shares of Stock or Units (#) (3)	of Securities Underlying Options (#)	Stock and Option Awards ($) (4)
Dr. Warrell	1/25/2010	0	163,200	244,800	-	-	-	-	-	-
(5)	10/7/2010	-	-	-	-	4,643	-	6,965	-	$118,209

Mr. Siegel	1/25/2010	0	62,500	125,000	-	-	-	-	-
(6)	10/7/2010	-	-	-	-	774	-	1,160	-	$19,702

Dr. Itri	1/25/2010	0	140,250	233,750	-	-	-	-	-	-
(7)	10/7/2010	-	-	-	-	1,591	-	2,386	-	$42,015

Mr. Sanders (8)	-	-	-	-	-	-	-	-	-	-

(1)
Reflects the range of payouts targeted for 2010 performance established by our Committee. As discussed above, due to limited financial resources, no bonuses were paid for 2010 performance. Mr. Siegel received a bonus of $62,500 for retention purposes.

(2)	Reflects number of common shares underlying RSUs with performance-based criteria for vesting.
(3)	Reflects number of common shares underlying RSUs with service-based criteria for vesting.
(4)
These amounts represent the aggregate grant date fair value of RSUs granted to the named executive officer calculated in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Stock Compensation and does not take into account estimated forfeitures. The grant date fair value of the RSUs is calculated based on the achievement of all specified performance goals and reflects the fair market value of the common stock underlying the RSUs at the date of grant.

(5)
The initial grant covered 11,608 shares, adjusted for the 1-for-50 reverse stock split implemented in February 2011. These RSUs vest as follows: sixty percent (60%) of the initial grant amount, or 6,965 shares, shall vest in three equal installments on December 6, 2010, December 6, 2011 and December 6, 2012; fifteen percent (15%) of the initial grant amount, or 1,741 shares will vest when our market capitalization first exceeds ten (10) times the market capitalization value as of the initial grant date; ten percent (10%) of the initial grant amount, or 1,161 shares, will vest upon the conclusion of a business development transaction that yields net cash to us of more than $35 million during the period concluding December 6, 2012; ten percent (10%) of the initial grant amount, or 1,161 shares, will vest upon the Committee’s determination that our financing has been adequate through December 6, 2012; and five percent (5%) of the initial grant amount, or 580 shares, will vest upon us starting a new Phase 3 registration trial of one of our products. All of the shares that vest will be issued on December 6, 2012. In addition, on the date of issuance, additional fully vested shares will be issued determined by multiplying the vested shares to be issued under the RSUs by a fraction, the denominator being the number of our common shares outstanding on October 6, 2010 and the numerator being the number of shares of our common shares outstanding on the date of issuance.

(6)
The initial grant covered 1,934 shares, adjusted for the 1-for-50 reverse stock split implemented in February 2011. These RSUs vest as follows: sixty percent (60%) of the initial grant amount, or 1,160 shares shall vest in three equal installments on December 6, 2010, December 6, 2011 and December 6, 2012; ten percent (10%) of the initial grant amount, or 193 shares will vest if there are no material review adjustments proposed by our external auditors for the year ended December 31, 2010; ten percent (10%) of the initial grant amount, or 193 shares will vest if there are no material review adjustments proposed by our external auditors for the year ended December 31, 2011; ten percent (10%) of the initial grant amount, or 193 shares, will vest upon the successful upgrade of our financial reporting system, to be completed no later than December 6, 2012; five percent (5%) of the initial grant amount, or 98 shares, will vest upon the receipt of $1 million or more from the sale of our New Jersey tax losses or New Jersey research credits for the year ended December 31, 2010; and five percent (5%) of the initial grant amount, or 97 shares, will vest upon the receipt of $1 million or more from the sale of our New Jersey tax losses or New Jersey research credits for the year ended December 31, 2011. All of the shares that vest will be issued on December 6, 2012. In addition, on the date of issuance, additional fully vested shares will be issued determined by multiplying the vested shares to be issued under the RSUs by a fraction, the denominator being the number of our common shares outstanding on October 6, 2010 and the numerator being the number of our common shares outstanding on the date of issuance.

(7)
The initial grant covered 3,978 shares, adjusted for the 1-for-50 reverse stock split implemented in February 2011. These RSUs vest as follows: sixty percent (60%) of the initial grant amount, or 2,386 shares, shall vest in three equal installments on December 6, 2010, December 6, 2011 and December 6, 2012; five percent (5%) of the initial grant amount, or 199 shares, will vest upon the completion and presentation of data from more than four Phase 2 trials of tesetaxel in breast cancer, bladder cancer, gastric cancer and melanoma; five percent (5%) of the initial grant amount, or 199 shares, will vest upon the initiation of a front-line gastric cancer Phase 1-2 study of tesetaxel in Asia; five percent (5%) of the initial grant amount, or 199 shares, will vest upon the initiation and completion of accrual into two Phase 1-2 tesetaxel studies in Japan; five percent (5%) of the initial grant amount, or 199 shares, will vest upon the completion of the food-effect study of tesetaxel; five percent (5%) of the initial grant amount, or 199 shares, will vest upon the securing of a Special Protocol Agreement from the FDA for a Phase 3 study of tesetaxel; ten percent (10%) of the initial grant amount, or 398 shares, will vest upon the initiation and completion of greater than fifty percent (50%) accrual in a multinational Phase 3 study of tesetaxel; and five percent (5%) of the initial grant amount, or 199 shares, will vest upon the completion of the final survival analysis of the AGENDA clinical trial. In addition, on the date of issuance, additional fully vested shares will be issued determined by multiplying the vested shares to be issued under the RSUs by a fraction, the denominator being the number of our common shares outstanding on October 6, 2010 and the numerator being the number of our common shares outstanding on the date of issuance.

(8)	Mr. Sanders resigned from Genta on May 7, 2010.

Outstanding Equity Awards

The following table lists all outstanding equity awards held by each of our named executive officers at December 31, 2010.

	Option Awards			Stock Awards

Name	Number Of Securities Underlying Unexercised Options Exercisable (#)	Number Of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (2)
Dr. Warrell	-	-	-	8,423	$12,424	6,760	$9,971

Mr. Siegel	-	-	-	1,454	$2,145	774	$1,142

Dr. Itri	-	-	-	2,554	$3,767	3,042	$4,487

Mr. Sanders (4)	-	-	-	-	-	-	-

(1)
Reflects number of common shares underlying unvested RSUs with service-based criteria for vesting awarded in August 2009 and October 2010. The vesting schedule for the RSUs awarded in October 2010 is described in more detail under the heading “Grants of Plan-Based Awards”. In addition, for the RSUs awarded in October 2010, on the date of issuance, additional shares will be issued determined by multiplying the vested shares by a fraction, the denominator being the number of shares of our common stock outstanding on October 6, 2010 and the numerator being the number of shares of our common stock outstanding on the date of issuance.  Each RSU will vest in full on an accelerated basis upon certain changes in control as described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” herein.

(2)	Based on the $1.475 closing price of our common stock on December 31, 2010, adjusted for the 1-for-50 reverse stock split implemented in February 2011.

(3)
Reflects number of common shares underlying unvested RSUs with performance-based criteria for vesting awarded in August 2009 and October 2010. The vesting schedule for the RSUs awarded in October 2010 is described in more detail under the heading “Grants of Plan-Based Awards”. In addition, for the RSUs awarded in October 2010, on the date of issuance, additional shares will be issued determined by multiplying the vested shares by a fraction, the denominator being the number of shares of our common stock outstanding on October 6, 2010 and the numerator being the number of shares of our common stock outstanding on the date of issuance.  Each RSU will vest in full on an accelerated basis upon certain changes in control as described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” herein.

(4)	Mr. Sanders resigned from Genta on May 7, 2010.

Option Exercises and Stock Vesting During 2010

This table shows the number of shares acquired by each of our executive officers upon vesting of RSUs during 2010. The dollar values shown in this table are not the grant-date fair value disclosed elsewhere in this report.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Dr. Warrell	-	-	742	$33,280

Mr. Siegel	-	-	245	$14,707

Dr. Itri	-	-	83	$3,799

Mr. Sanders (3)	-	-	-	-

(1) Adjusted for the 1-for-50 reverse stock split implemented in February 2011.

(2) Equals the closing price of our common stock on the vesting dates multiplied by the number of restricted stock units that vested, adjusted for the 1-for-50 reverse stock split implemented in February 2011.

(3) Mr. Sanders resigned from Genta on May 7, 2010.

Nonqualified Deferred Compensation

We do not maintain a deferred compensation plan.  However, in 2008 and 2009, we had deferred payment of salaries to Dr. Warrell and Dr. Itri in order to conserve our cash resources. The following table shows the payment of such deferred salaries to each named executive officer during the 2010 fiscal year.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($) (1)	Aggregate Balance at Last FYE ($)
Dr. Warrell	-	-	-	378,854	-

Dr. Itri	-	-	-	436,760	-

(e) During 2010, salaries that Dr. Warrell and Dr. Itri had deferred in 2008 and 2009 in order to conserve our cash resources, were paid to each of them.

Employment Agreements

Employment Agreement with Raymond P. Warrell, Jr., M.D.

Pursuant to an employment agreement dated as of January 1, 2006, by and between Genta and Dr. Warrell, that was subsequently amended and restated as of November 30, 2007, and later amended as of December 31, 2008 and January 20, 2011, hereinafter referred to as the Warrell employment agreement, Dr. Warrell continues to serve as our Chairman and Chief Executive Officer. The Warrell employment agreement has an initial term ending on December 31, 2012 and provides for automatic extensions for additional one-year periods. Under the Warrell employment agreement, Dr. Warrell’s $480,000 annual base salary was reduced by 15% effective January 1, 2008; he now receives a base salary of $408,000 per annum with annual percentage increases equal to at least the Consumer Price Index for the calendar year preceding the year of the increase. At the end of each calendar year, Dr. Warrell is eligible for a cash incentive bonus ranging from 0% to 60% of his annual base salary, subject to the achievement of agreed-upon goals and objectives.

We may also, from time to time, grant Dr. Warrell additional cash, stock options, equity and/or other long-term incentive awards in the sole discretion of our Board. Dr. Warrell continues to be entitled to any and all medical insurance, dental insurance, life insurance, disability insurance and other benefit plans, which are generally available to our senior executives. He is also entitled to receive supplemental life insurance and supplemental disability insurance, as well as premium payments for medical malpractice insurance up to a maximum of $25,000 annually. The aggregate amount of the benefits Dr. Warrell may receive are subject to parachute payment limitations under Section 280G of the Internal Revenue Code. In addition, during 2011, the Committee will be reviewing its compensation practices and the existing employment agreements as a result of the Dodd-Frank Wall Street Reform Act in preparation of the new rules to be adopted by the SEC under the Dodd-Frank Act.

Employment Agreement with Loretta M. Itri, M.D

Pursuant to an employment agreement dated as of March 28, 2006, by and between Genta and Dr. Itri, signed on July 27, 2006, and amended as of December 31, 2008, Dr. Itri continues to serve as our President, Pharmaceutical Development and Chief Medical Officer. The employment agreement had an initial term of three years, beginning March 28, 2006 and continuing through March 27, 2009 and provides for automatic extensions for additional one-year periods. The agreement provides for a base annual salary in 2006 of $445,200, which may be reviewed annually for discretionary increases in a manner similar to our other senior executives and an annual cash incentive bonus ranging from 0% to 50% of her annual base salary to be paid if mutually agreed-upon goals and objectives are achieved for the year. As of 2010, Dr. Itri’s annual salary is $467,500. We may, from time to time, grant Dr. Itri RSUs or stock options consistent with the guidelines applicable to our other senior executives. Dr. Itri is entitled to any and all medical insurance, dental insurance, life insurance, disability insurance and other benefit plans, which are generally available to our senior executives. She is also entitled to receive supplemental life insurance and supplemental disability insurance. The aggregate amount of the benefits Dr. Itri may receive are subject to parachute payment limitations under Section 280G of the Internal Revenue Code. In addition, during 2011, the Committee will be reviewing its compensation practices and the existing employment agreements as a result of the Dodd-Frank Wall Street Reform Act in preparation of the new rules to be adopted by the SEC under the Dodd-Frank Act.

Potential Payments Upon Termination or Change-in-Control

The following tables set forth the estimated payments and benefits which would have been provided to each named executive officer, assuming certain hypothetical events had occurred with respect to the named executive officer on December 31, 2010. For amounts connected with a change-in-control event, it is assumed that the change in control occurred on December 31, 2010 and that the price per share of our common stock paid to our stockholders in the change-in-control transaction was $1.475, the closing selling price per share of our common stock on December 31, 2010, adjusted for the 1-for-50 reverse stock split implemented in February 2011.

Name	Termination Scenario	Accrued Vacation	Salary and/or Bonus	Value of RSUs (1)	Total
Dr. Warrell	Death, Total disability, Termination by Genta for cause, Termination by employee without good reason	$76,892	$163,200	$40,468	$280,560
	Termination due to non-extension of the agreement by Genta	$76,892	$163,200	$121,405	$361,497
	Termination by Genta without cause, Termination by employee for good reason	$76,892	$734,400	$40,468	$688,560
	Change in control	$76,892	$734,400	$121,405	$932,697

Mr. Siegel	Death, Total disability, Termination by Genta for cause	$41,346	0	$6,745	$48,091
	Termination by Genta without cause	$41,346	$115,385	$6,745	$163,476
	Change in control	$41,346	$115,385	$20,236	$176,967

Dr. Itri	Death, Total disability, Terminated by Genta for cause, Terminated by employee without good reason, Termination due to non-extension of the agreement by Genta	$39,558	$140,250	$13,868	$193,676
	Termination by Genta without cause, Terminated by employee with good reason, Change in control	$39,558	$607,750	$41,603	$688,911

(1) These amounts represent the value of RSUs that would be accelerated to each named executive officer, calculated as the number of common shares underlying the accelerated RSUs valued at the December 31, 2010 closing price of $1.475 per share.

Compensation of Directors

During 2010, each of our non-employee Directors earned $15,000 per year for their services. Each non-employee Director earned an additional $1,500 for each Board meeting and $1,000 for each committee meeting attended in person and $750 for each Board or committee meeting attended telephonically. The Lead Director and each non-employee Chairperson of each committee of the Board earned additional annual cash compensation of $5,000. Each non-employee Director receives $2,500 per day for Board or committee activities outside of normal activities. For 2011, each of our non-employee Directors will earn $25,000 per year for their services, however, non-employee Directors in their first year of joining the Board will earn $50,000 during their first year of service, reduced to $25,000 per year for each year thereafter.

Currently, under our 2009 Stock Incentive Plan, as amended, on the date of each annual stockholders meeting, beginning with the 2010 Annual Meeting of Stockholders, each individual who is at that time serving as, and is to continue to serve as, a non-employee Board member will automatically be granted an award in the form of fully vested shares of common stock and/or options with a value not to exceed $100,000.00. Our Compensation Committee will have the sole discretion to determine the amount and type of award for each year. The applicable annual amount will be determined by the Compensation Committee on or before the date of the grant, but in no event will such amount exceed $100,000.00. For such purposes, the value of a share subject to a stock award shall be equal to the fair market value per share of our common stock on the award date. On September 7, 2010, each of Mr. Parios, Dr. Von Hoff and Mr. Watson received a grant of fully vested shares with a fair market value of $100,000.

Our Board has determined that the 2009 Stock Incentive Plan should be amended and approved by stockholders so that on the date of each annual stockholders meeting, each individual who is at that time serving as, and continues to serve as, a non-employee Board member will automatically be granted an award in the form of fully vested shares of common stock and/or stock options with a value not to exceed $25,000.00, or at the option of our Board, cash of $25,000.00.  Our Compensation Committee will have the sole discretion to determine the amount and type of award for each year. The applicable annual amount will be determined by the Compensation Committee on or before the date of the grant, but in no event will such amount exceed $25,000.00.

The following table sets forth certain information regarding compensation earned by or paid to the following non-employee Directors of the Company during the year ended December 31, 2010:

Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)	Option awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin J. Driscoll (3)	$79,000	-	-	-	-	-	$79,000
Christopher P. Parios	$204,250	$100,000	-	-	-	-	$304,250
Daniel D. Von Hoff, M.D., F.A.C.P.	$176,500	$100,000	-	-	-	-	$276,500
Douglas G. Watson (4)	$224,000	$100,000	-	-	-	-	$324,000

(1)
Due to the Company’s inability to raise capital and in order to conserve cash, none of the amounts earned by each Director was paid during 2009. Thus, payments shown in the above table during the year ended December 31, 2010 are comprised of amounts earned during the following time periods:

Name	Fees earned in 2010 and paid in 2010 ($)	Fees earned prior to 2010 and paid in 2010 ($)	Total ($)
Martin J. Driscoll	$-	$79,000	$79,000
Christopher P. Parios	$115,000	$89,250	$204,250
Daniel D. Von Hoff, M.D., F.A.C.P.	$112,000	$64,500	$176,500
Douglas G. Watson	$120,000	$104,000	$224,000

(2)
In accordance with FASB Accounting Standards Codification (ASC) Topic 718, Stock Compensation, compensation costs for the fair value of these awards of common stock are equal to the fair market value of the common stock at the date of grant.

(3)	Mr. Driscoll resigned from the Board effective August 26, 2009.

(4)	Mr. Watson resigned from the Board effective January 20, 2011.

Compensation Committee Interlocks and Insider Participation

None of the members of our Committee, Dr. Jaffe, Mr. Parios or Dr. Von Hoff, had any “interlock” relationship to report during our year ended December 31, 2010. None of our executive officers have served as a Director or member of the Board or the Compensation Committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a Director of or member of our Board or our Committee.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for executive officers and oversees the Company's management stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company's financial statements and reporting process, including the disclosure of executive compensation.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Compensation Committee

Marvin E. Jaffe, M.D.
Christopher P. Parios
Daniel D. Von Hoff M.D., F.A.C.P.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table sets forth, as of September [   ], 2011, certain information with respect to the beneficial ownership of our common stock (the only voting class outstanding), (i) by each Director, (ii) by each of the named executive officers and (iii) by all officers and Directors as a group.

	Amount and Nature of Beneficial Ownership
Name and Address (1)	Number of Shares (2)		Percent of Class
Raymond P. Warrell, Jr., M.D.	[]		[]
Loretta M. Itri, M.D.	[]		[]
Gary Siegel	-		*
Marvin E. Jaffe	-		*
Christopher P. Parios	666	(4)	*
Ana I. Stancic	-		*
Daniel D. Von Hoff, M.D., F.A.C.P.	779	(4)	*
All Directors and Executive Officers as a group	[]	(5)	[]

*	Less than one percent (1%).

(1)	The address of each named holder is in care of Genta Incorporated, 200 Connell Drive, Berkeley Heights, NJ 07922.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to RSUs that will vest and be issued within 60 days of September [    ], 2011 or issuable on conversion of Senior Secured Convertible Promissory Notes due September 4, 2013 or issuable on exercise of March 2010 Warrants are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All share figures have been adjusted for the 1-for-50 reverse stock split implemented in February 2011 and percentage of ownership is calculated on [            ] shares outstanding at September [     ], 2011.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of September [      ], 2011, certain information with respect to the beneficial ownership of our common stock by persons known by us to be beneficial owners of more than 5% of our common stock (excluding any named executive officer that is also a 5% holder as set forth in the ”Security Ownership of Management” table above). The information in this table is based solely on statements in filings with the SEC or other reliable information known to the Company.

	Amount and Nature of Beneficial Ownership
Name and Address	Number of Shares		Percent of Class
Tang Capital Partners, LP 4401 Eastgate Mall San Diego, CA 92121	[ ]	(1)	9.999%
Felix J. Baker and Julian C. Baker Baker Brothers Advisors 667 Madison Avenue New York, NY 10021	[ ]	(1)	9.999%
Boxer Capital LLC 445 Marine View Ave, Suite 100 Del Mar, CA 92014	[ ]	(1)	9.999%
CatTrail Private Equity Fund, LLC 8 Wells Hill Rd Weston, CT 06883	[ ]	(1)	9.999%
Arcus Ventures Fund, LP 55 Broad Street Suite 1840 New York, NY 10004	[ ]	(1)	9.999%

(1)
Such information is based upon our review the Schedule 13Gs filed by such holders or other reliable information known to the Company.  However, the number of shares reflected above is based upon our review of the holder's Convertible Notes which are subject to a maximum conversion limitation of up to 9.999% of our outstanding common stock.  Notwithstanding the foregoing, such Convertible Notes are also subject to additional conversion limitations which limit the aggregate principal amount of Convertible Notes that can be converted by such holder during specified periods

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports.  This means that only one copy of our Proxy Statement or Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: 200 Connell Drive, Berkeley Heights, NJ 07922, (908) 286-9800. If you want to receive separate copies of the Annual Report on Form 10-K and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

The deadline for submitting a stockholder proposal for inclusion in the Company’s Proxy Statement and form of proxy for the Company’s 2012 Annual Meeting of Stockholders is January 17, 2012.

Proposals of stockholders intended to be presented at the Company’s 2012 Annual Meeting of Stockholders called for a date within thirty days of July 8, 2012 and not included in our proxy materials must comply with the advance notice provision in Section 3 of Article I of our by-laws. For notice to be timely, it shall be delivered not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such Annual Meeting and not later than the close of business on the later of the 90th calendar day prior to such Annual Meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation.

All stockholder proposals should be directed to our Corporate Secretary at our address listed on the top of page one of this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC for our most recent year. Such written requests should be directed to Gary Siegel, our Principal Financial Officer, Principal Accounting Officer and Corporate Secretary, at our address listed on the top of page one of this Proxy Statement.

By order of the Board of Directors,

/s/ RAYMOND P. WARRELL, JR., M.D.

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer

ANNEX A

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENTA INCORPORATED

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Genta Incorporated (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The Restated Certificate of Incorporation of the Corporation, filed on August 8, 1994, is hereby amended by adding at the end of the second and third paragraphs of Article IV(A) the following new paragraphs:

“Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each [__] shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the “Reverse Split”).  Shares of Common Stock that were outstanding prior to the Effective Time, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock.

From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in this Restated Certificate of Incorporation.  The par value of the New Common Stock shall be $0.001 per share.”

2.           The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by Raymond P. Warrell, Jr., M.D., its Chief Executive Officer, this ____ day of _______, _____.

GENTA INCORPORATED

By: /s/ Raymond P. Warrell, Jr., M.D.
Name: Raymond P. Warrell, Jr., M.D.
Title: Chief Executive Officer

ANNEX B

GENTA INCORPORATED

2009 STOCK INCENTIVE PLAN

(As Amended and Restated September 8, 2011)

TABLE OF CONTENTS
Page
ARTICLE I GENERAL		1
1.1	Purpose	1
1.2	Administration	1
1.3	Persons Eligible for Awards	2
1.4	Types of Awards Under Plan	2
1.5	Shares Available for Awards	2
1.6	Definitions of Certain Terms	3
ARTICLE II AWARDS UNDER THE PLAN		5
2.1	Agreements Evidencing Awards	5
2.2	No Rights as a Shareholder	5
2.3	Grant of Stock Options, Stock Appreciation Rights and Reload Options	6
2.4	Exercise of Options and Stock Appreciation Rights	7
2.5	Termination of Employment; Death	8
2.6	Grant of Restricted Stock	9
2.7	Grant of Restricted Stock Units	10
2.8	Other Stock-Based Awards	10
2.9	Grant of Dividend Equivalent Rights	10
2.10	Right of Recapture	10
ARTICLE III AUTOMATIC GRANT PROGRAM FOR NON-EMPLOYEE DIRECTORS		11
3.1	Automatic Grants	11
3.2	Annual Grants	11
3.3	Vesting of Awards	11
ARTICLE IV MISCELLANEOUS		12
4.1	Amendment of the Plan; Modification of Awards	12
4.2	Tax Withholding	12
4.3	Restrictions	13
4.4	Nonassignability	13
4.5	Requirement of Notification of Election Under Section 83(b) of the Code	13
4.6	Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code	13
4.7	Change in Control, Dissolution, Liquidation, Merger	14
4.8	Right of Discharge Reserved	15
4.9	Nature of Payments	15
4.10	Non-Uniform Determinations	16
4.11	Other Payments or Awards	16
4.12	Section Headings	16
4.13	Effective Date and Term of Plan	16
4.14	Governing Law	16

-i-

ARTICLE I

GENERAL

1.1           Purpose

The purpose of the Genta Incorporated 2009 Stock Incentive Plan (the “Plan”) is to provide for officers, other employees and directors of, and consultants to, Genta Incorporated (the “Company”) and its subsidiaries an incentive (a) to enter into and remain in the service of the Company, (b) to enhance the long-term performance of the Company, and (c) to acquire a proprietary interest in the success of the Company.

1.2           Administration

1.2.1           Subject to Section 1.2.6, the Plan shall be administered by the Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”), which shall consist of not less than two directors.  The members of the Committee shall be appointed by, and serve at the pleasure of, the Board.  To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934 (the “1934 Act”), all actions relating to awards to persons subject to Section 16 of the 1934 Act shall be taken by the Board unless each person who serves on the Committee is a “non-employee director” within the meaning of Rule 16b-3 or such actions are taken by a sub-committee of the Committee (or the Board) comprised solely of “non-employee directors”.  To the extent required for compensation realized from awards under the Plan to be deductible by the Company pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder (collectively, the “Code”), the members of the Committee shall be “outside directors” within the meaning of such section 162(m).

1.2.2           The Committee shall have the authority (a) to exercise all of the powers granted to it under the Plan; (b) to construe, interpret and implement the Plan and any plan agreements executed pursuant to Section 2.1; (c) to prescribe, or amend and rescind rules and regulations relating to the Plan, including rules governing its own operations; (d) to make all determinations necessary or advisable in administering the Plan; (e) to correct any defect, supply any omission and reconcile any inconsistency in the Plan; (f) to amend the Plan to reflect changes in applicable law; (g) to determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, Shares of Common Stock, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, canceled, forfeited or suspended; (h) to determine whether, to what extent and under what circumstances cash, shares of Common Stock, other securities, other awards or other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (i) to determine whether, to what extent and under what circumstances the management of the day-to-day operations of the Plan and the functions of the Company with respect thereto, including, without limitation, processing of the exercise of options and holding and sales of option shares by grantees, shall be delegated to a registered broker-dealer or other qualified third party; and (j) to direct that a) a stop order may be placed in effect with respect to shares issued pursuant to the Plan and b) any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

1.2.3           Actions of the Committee shall be taken by the vote of a majority of its members.  Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

1.2.4           The determination of the Committee on all matters relating to the Plan or any plan agreement shall be final, binding and conclusive.

1.2.5           No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

1.2.6           Notwithstanding anything to the contrary contained herein:  (a) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board; and (b) the Board may, in its sole discretion, at any time and from time to time, grant awards or resolve to administer the Plan.  In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.3           Persons Eligible for Awards

Awards under the Plan may be made to such directors (including directors who are not employees), officers and other employees of the Company and its subsidiaries (including prospective employees conditioned on their becoming employees), and to such consultants, advisers and other independent contractors of the Company and its subsidiaries (collectively, “key persons”), as the Committee shall select in its discretion.

1.4           Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) incentive stock options (within the meaning of section 422 of the Code); (b) non-qualified stock options; (c) stock appreciation rights; (d) dividend equivalent rights; (e) restricted stock; (f) restricted stock units; and (g) other stock-based awards, all as more fully set forth in Article II.  The term “award” means any of the foregoing.  No incentive stock option (other than an incentive stock option that may be assumed or issued by the Company in connection with a transaction to which section 424(a) of the Code applies) may be granted to a person who is not an employee of the Company on the date of grant.

1.5           Shares Available for Awards

1.5.1           Total shares available.  The shares issuable under the Plan may be authorized but unissued shares of common stock of the Company, par value $0.001 per share (“Common Stock”),or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan.  Subject to adjustment from time to time as provided in Section 1.5.3, the total number of shares of Common Stock reserved for issuance pursuant to awards granted under the Plan shall be 21,529,331. Such reserve represents fifteen percent (15%) of the outstanding shares of Common Stock on May 3, 2011.   The share reserve under the Plan shall automatically be adjusted on each of November 1, 2011, April 1, 2012, August 1, 2012, November 1, 2012, April 1, 2013, August 1, 2013, November 1, 2013, April 1, 2014, August 1, 2014 and September 1, 2014 to be equal to fifteen percent (15%) of the outstanding shares of Common Stock as of each such date, respectively.  If, after the Plan Effective Date, any award is forfeited or any award otherwise terminates or is cancelled without the delivery of shares of Common Stock, then the shares covered by such award or to which such award relates shall again become available for transfer pursuant to awards granted or to be granted under this Plan.  Any shares of Common Stock delivered by the Company, any shares of Common Stock with respect to which awards are made by the Company and any shares of Common Stock with respect to which the Company becomes obligated to make awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for awards under this Plan.  The maximum number of shares of Common Stock for which incentive stock options may be granted over the term of the Plan shall be 54,738,066 (subject to adjustment from time to time as provided in Section 1.5.3).

1.5.2           Individual Limit.  The total number of shares of Common Stock with respect to which stock options and stock appreciation rights may be granted to any one employee of the Company or a subsidiary during any one calendar year shall not exceed 28 million shares.

1.5.3           Adjustments.  Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding award, the number of shares available for awards, the number of shares that may be subject to awards to any one employee, the maximum number of shares for which incentive stock options may be granted,  the maximum number of shares subject to initial grants to non-employee Board members pursuant to Section 3.2.2, and the price per share of Common Stock covered by each such outstanding award shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein or in the applicable plan agreement, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an award.  After any adjustment made pursuant to this Section 1.5.3, the number of shares subject to each outstanding award shall be rounded to the nearest whole number.

1.5.4           Except as provided in this Section 1.5 and in Section 2.3.8, there shall be no limit on the number or the value of the shares of Common Stock that may be subject to awards to any individual under the Plan.

1.6           Definitions of Certain Terms

1.6.1           The “Fair Market Value” of a share of Common Stock on any day shall be determined as follows.

(a)           If the principal market for the Common Stock (the “Market”) is a national securities exchange, the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market or Small Cap Market or the Over-the-Counter Bulletin Board, the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of Common Stock as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date;

(b)           If the Common Stock is actively traded but paragraph (a) does not apply, the average of the high bid and low asked price for Common Stock on the applicable date, or, if no such quotations shall have been made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date; or,

(c)           In the event that neither paragraph (a) nor (b) shall apply, the Fair Market Value of a share of Common Stock on any day shall be determined in good faith by the Committee.  Fair Market Value shall be determined in a manner that complies with requirements of Section 409A of the Code.

1.6.2           The term “incentive stock option” means an option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable plan agreement.  Any option that is not specifically designated as an incentive stock option shall under no circumstances be considered an incentive stock option.  Any option that is not an incentive stock option is referred to herein as a “nonqualified stock option.”

1.6.3           The term “employment” means, in the case of a grantee of an award under the Plan who is not an employee of the Company, the grantee’s association with the Company or a subsidiary as a director, consultant, adviser, other independent contractor or otherwise.

1.6.4           A grantee shall be deemed to have a “termination of employment” upon ceasing to be employed by the Company and all of its subsidiaries or by a corporation assuming awards in a transaction to which section 424(a) of the Code applies.  The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment for purposes of the Plan; (b) the impact, if any, of any such leave of absence on awards theretofore made under the Plan; and (c) when a change in a non-employee’s association with the Company constitutes a termination of employment for purposes of the Plan.  The Committee shall have the right to determine whether a grantee’s termination of employment is a dismissal for cause and the date of termination in such case, which date the Committee may retroactively deem to be the date of the action that is cause for dismissal.  Such determinations of the Committee shall be final, binding and conclusive.

1.6.5           The term “cause,” when used in connection with termination of a grantee’s employment, shall have the meaning set forth in any then-effective employment agreement between the grantee and the Company or a subsidiary thereof.  In the absence of such an employment agreement provision, “cause” means:  (a) conviction of any crime (whether or not involving the Company or its subsidiaries) constituting a felony in the jurisdiction involved; (b) engaging in any act which, in each case, subjects, or if generally known would subject, the Company or its subsidiaries to public ridicule or embarrassment; (c) material violation of the Company’s or a subsidiary’s policies, including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information; or (d) serious neglect or misconduct in the performance of the grantee’s duties for the Company or a subsidiary or willful or repeated failure or refusal to perform such duties; in each case as determined by the Committee, which determination shall be final, binding and conclusive.

1.6.6           The term “date of grant” of an award in this Plan means  the date on which the award is approved by the Committee, or such later date as may be specified by the Committee in authorizing such award.

ARTICLE II

AWARDS UNDER THE PLAN

2.1           Agreements Evidencing Awards

Each award granted under the Plan (except an award of unrestricted stock) shall be evidenced by a written agreement (“plan agreement”) which shall contain such provisions as the Committee in its discretion deems necessary or desirable.  Such provisions may include, without limitation, a requirement that the grantee acknowledge that such shares are acquired for investment purposes only.  The Committee may grant awards in tandem with or in substitution for any other award or awards granted under this Plan or any award granted under any other plan of the Company or any subsidiary.  Payments or transfers to be made by the Company or any subsidiary upon the grant, exercise or payment of an award may be made in such form as the Committee shall determine, including cash, shares of Common Stock, other securities, other awards or other property and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules established by the Committee.  By accepting an award pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan, the applicable plan agreement, and the determinations of the Committee.

2.2           No Rights as a Shareholder

No grantee of an option or stock appreciation right (or other person having the right to exercise such award) shall have any of the rights of a shareholder of the Company with respect to shares subject to such award until a) the issuance of a stock certificate to such person for such shares or b) the book-entry ownership is reflected for the nominee of such person who holds such shares in “street name.”  Except as otherwise provided in Section 1.5.3, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such shares are issued.

2.3           Grant of Stock Options, Stock Appreciation Rights and Reload Options

2.3.1           The Committee may grant incentive stock options and nonqualified stock options (collectively, “options”) to purchase shares of Common Stock from the Company, to such key persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion, subject to the provisions of the Plan.

2.3.2           The Committee may grant stock appreciation rights to such key persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion, subject to the provisions of the Plan.  Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan.  A stock appreciation right granted in connection with a nonqualified stock option may be granted at or after the date of grant of such option.  A stock appreciation right granted in connection with an incentive stock option may be granted only at the date of grant of such option.

2.3.3           The grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable plan agreement, to receive from the Company an amount equal to (a) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over (b) the exercise price of such right as set forth in the plan agreement (or over the option exercise price if the stock appreciation right is granted in connection with an option), multiplied by (c) the number of shares with respect to which the stock appreciation right is exercised.  Payment upon exercise of a stock appreciation right shall be in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, all as the Committee shall determine in its discretion.  Upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option shall be correspondingly reduced by the number of shares with respect to which the stock appreciation right is exercised.  Upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be correspondingly reduced by the number of shares with respect to which the option is exercised.

2.3.4           Each plan agreement with respect to an option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the option evidenced thereby.  The option exercise price per share shall be determined by the Committee in its discretion; provided, however, that the option exercise price of any  stock option shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted (except as permitted in connection with the assumption or issuance of options in a transaction to which section 424(a) of the Code applies).

2.3.5           Each plan agreement with respect to an option or stock appreciation right shall set forth the periods during which the award evidenced thereby shall be exercisable, whether in whole or in part.  Such periods shall be determined by the Committee in its discretion; provided, however, that no stock option (or a stock appreciation right granted in connection with an incentive stock option) shall be exercisable more than 10 years after the date of grant.

2.3.6           The Committee may in its discretion include in any plan agreement with respect to an option (the “original option”) a provision that an additional option (the “additional option”) shall be granted to any grantee who, pursuant to Section 2.4.3(b), delivers shares of Common Stock in partial or full payment of the exercise price of the original option.  The additional option shall be for a number of shares of Common Stock equal to the number thus delivered, shall have an exercise price equal to the Fair Market Value of a share of Common Stock on the date of exercise of the original option, and shall have an expiration date no later than the expiration date of the original option.  In the event that a plan agreement provides for the grant of an additional option, such agreement shall also provide that the exercise price of the original option be no less than the Fair Market Value of a share of Common Stock on its date of grant, and that any shares that are delivered pursuant to Section 2.4.3(b) in payment of such exercise price shall have been held for at least six months.

2.3.7           To the extent that the aggregate Fair Market Value (determined as of the date of grant of the option) of the stock with respect to which incentive stock options granted under this Plan and all other plans of the Company and any subsidiary are first exercisable by any employee during any calendar year shall exceed the maximum limit (currently, $100,000), if any, imposed from time to time under section 422 of the Code, such options shall be treated as nonqualified stock options.

2.3.8           Notwithstanding the provisions of Sections 2.3.4 and 2.3.5, to the extent required under section 422 of the Code, an incentive stock option may not be granted under the Plan to an individual who, at the date of grant of  the option, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of section 422(b)(6) of the Code) unless (a) at the date of grant of  such incentive stock option, the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (b) the incentive stock option by its terms is not exercisable after the expiration of five (5) years from the date of grant.

2.4           Exercise of Options and Stock Appreciation Rights

Subject to the provisions of this Article II, each option or stock appreciation right granted under the Plan shall be exercisable as follows:

2.4.1           Unless the applicable plan agreement otherwise provides, an option or stock appreciation right shall become exercisable in four substantially equal installments, on each of the first, second, third and fourth anniversaries of the date of grant, and each installment, once it becomes exercisable, shall remain exercisable until expiration, cancellation or termination of the award.

2.4.2           Unless the applicable plan agreement otherwise provides, an option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such award is then exercisable (but, in any event, only for whole shares).  A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised.  An option or stock appreciation right shall be exercised by the filing of a written notice with the Company, on such form and in such manner as the Committee shall prescribe.

2.4.3           Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased or such other document that the Committee may prescribe.  Such payment shall be made:  (a) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; or (b) unless the applicable plan agreement provides otherwise, by delivery of shares of Common Stock held for the requisite period necessary to avoid a charge to the Company’s earnings for financial accounting purposes  and having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full option exercise price; or (c) at the discretion of the Committee and to the extent permitted by law, by such other method as the Committee may from time to time prescribe.

2.4.4           Promptly after receiving payment of the full option exercise price, or after receiving notice of the exercise of a stock appreciation right for which payment will be made partly or entirely in shares, the Company shall, subject to the provisions of Section 3.3 (relating to certain restrictions), provide for the issuance of the shares of Common Stock for which the award has been exercised.  If the method of payment employed upon option exercise so requires, and if applicable law permits, an optionee may direct the Company to deliver the certificate(s) to the optionee’s stockbroker.

2.5           Termination of Employment; Death

2.5.1           Except to the extent otherwise provided in Section 2.5.2 or 2.5.3 or in the applicable plan agreement, all options and stock appreciation rights not theretofore exercised shall terminate upon termination of the grantee’s employment for any reason (including death).

2.5.2           Except to the extent otherwise provided in the applicable plan agreement, if a grantee’s employment terminates for any reason other than death or dismissal for cause, the grantee may exercise any outstanding option or stock appreciation right on the following terms and conditions:  (a) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of employment termination; and (b) exercise must occur within three (3) months  after employment terminates, except that this three month period shall be increased to one year if the termination is by reason of disability, but in no event after the expiration date of the award as set forth in the plan agreement.  The term “disability” for purposes of the preceding sentence shall have the meaning given to it by section 422(c)(6) of the Code.

2.5.3           Except to the extent otherwise provided in the applicable plan agreement, if a grantee dies while employed by the Company or any subsidiary, or after employment termination but during the period in which the grantee’s awards are exercisable pursuant to Section 2.5.2, any outstanding option or stock appreciation right shall be exercisable on the following terms and conditions:  (a) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of death; and (b) exercise must occur by the earlier of the first anniversary of the grantee’s death or the expiration date of the award.  Any such exercise of an award following a grantee’s death shall be made only by the grantee’s executor or administrator, unless the grantee’s will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition.  If a grantee’s personal representative or the recipient of a specific disposition under the grantee’s will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable plan agreement which would have applied to the grantee.

2.6           Grant of Restricted Stock

2.6.1           The Committee may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan.  Restricted stock awards may be made independently of or in connection with any other award under the Plan.  A grantee of a restricted stock award shall have no rights with respect to such award unless such grantee accepts the award within such period as the Committee shall specify by executing a plan agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company by certified or official bank check (or the equivalent thereof acceptable to the Company) in such amount as the Committee may determine.

2.6.2           Promptly after a grantee accepts a restricted stock award, the Company shall issue in the grantee’s name a certificate or certificates for the shares of Common Stock covered by the award.  Upon the issuance of such certificate(s), the grantee shall have the rights of a shareholder with respect to the restricted stock, subject to the non-transferability restrictions and Company repurchase rights described in Sections 2.6.4 and 2.6.5 and to such other restrictions and conditions as the Committee in its discretion may include in the applicable plan agreement.

2.6.3           Unless the Committee shall otherwise determine, any certificate issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable plan agreement.

2.6.4           Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable plan agreement.  The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the non-transferability of the restricted stock shall lapse.  Unless the applicable plan agreement provides otherwise, additional shares of Common Stock or other property distributed to the grantee in respect of shares of restricted stock, as dividends or otherwise, shall be subject to the same restrictions applicable to such restricted stock.

2.6.5           Upon the termination of the grantee’s employment for any reason while holding one or more shares to which restrictions on transferability apply, then those shares shall be immediately surrendered to the Company for cancellation and the grantee shall have no further rights with respect to those shares.  To the extent the surrendered shares were issued for consideration paid in cash or cash equivalent, the Company shall repay to the grantee (or the grantee’s estate) the lesser of (a) the Fair Market Value of the shares on the date of such termination of employment, or (b) any amount paid by the grantee for such shares.

2.7           Grant of Restricted Stock Units

2.7.1           The Committee may grant awards of restricted stock units to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan.  Restricted stock units may be awarded independently of or in connection with any other award under the Plan.

2.7.2           At the time of grant, the Committee shall specify the date or dates on which the restricted stock units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate.  In the event of the termination of the grantee’s employment by the Company and its subsidiaries for any reason, restricted stock units that have not become nonforfeitable shall be forfeited and cancelled.

2.7.3           At the time of grant, the Committee shall specify the date of issuance of the shares subject to each grant of restricted stock units.  Such date may be the vesting date or dates of the award or any date following such vesting date(s) consistent with the applicable requirements of Section 409A of the Code.  On the specified issuance date, the Company shall transfer to the grantee one unrestricted, fully transferable share of Common Stock for each vested restricted stock unit.  The Committee shall specify the purchase price, if any, to be paid by the grantee to the Company for such shares of Common Stock.

2.8           Other Stock-Based Awards

The Committee may grant other types of stock-based awards (including the grant of unrestricted shares) to such key persons, in such amounts and subject to such terms and conditions, as the Committee shall in its discretion determine, subject to the provisions of the Plan.  Such awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

2.9           Grant of Dividend Equivalent Rights

The Committee may in its discretion include in the plan agreement with respect to any award a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such award is outstanding and unexercised, on the shares of Common Stock covered by such award if such shares were then outstanding.  In the event such a provision is included in a plan agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of the award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate consistent with the applicable requirements of Section 409A of the Code.

2.10           Right of Recapture

2.10.1           If at any time within one year after the date on which a participant exercises an option or stock appreciation right, or on which restricted stock vests, or which is the maturity date of restricted stock units, or on which income is realized by a participant in connection with any other stock-based award (each of which events is a “realization event”), the participant (a) is terminated for cause or (b) engages in any activity determined in the discretion of the Committee to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then any gain realized by the participant from the realization event shall be paid by the participant to the Company upon notice from the Company.  Such gain shall be determined as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a share of Common Stock.  The Company shall have the right to offset such gain against any amounts otherwise owed to the participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

ARTICLE III

AUTOMATIC GRANT PROGRAM FOR NON-EMPLOYEE DIRECTORS

3.1           Automatic Grants

Awards shall be made automatically to non-employee Board members in accordance with the provisions of this Article III.

3.2           Annual Grants

On the date of each annual stockholders meeting,  each individual who is at that time serving as, and is to continue to serve as, a non-employee Board member shall automatically be granted an award (the “Annual Award”) in the form of shares of Common Stock and/or options with a value equal to the Applicable Annual Amount.  The Committee shall also have the discretion to pay the Applicable Annual Amount in cash in lieu of shares or options.  The Committee shall have the sole discretion to determine the amount and type of award for each year within the foregoing limitations.  For such purposes, the value of the Annual Award shall be calculated as follows:  (A) the value of an option share shall be equal to the fair value of an option share as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board (“FASB”) for purposes of the Company’s financial statements under FASB ASC 718 (or any successor provision); and (B) the value of a share subject to the stock award shall be equal to the Fair Market Value per share of Common Stock on the award date.  The Applicable Annual Amount shall be determined by the Committee on or before the date of the grant, but in no event shall exceed Twenty-Five Thousand Dollars ($25,000).

3.3           Vesting of Awards

Each award granted under Section 3.2 shall be fully vested on the date of grant.

ARTICLE IV

MISCELLANEOUS

4.1           Amendment of the Plan; Modification of Awards

4.1.1           The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, after the grantee’s death, the person having the right to exercise the award).  For purposes of this Section 4.1, any action of the Board or the Committee that alters or affects the tax treatment of any award shall not be considered to materially impair any rights of any grantee.

4.1.2           Shareholder approval of any amendment shall be obtained to the extent necessary to comply with section 422 of the Code (relating to incentive stock options) or other applicable law or regulation.

4.1.3           Except as otherwise provided in Section 4.1.4 hereof, the Committee may amend any outstanding plan agreement, including, without limitation, by amendment which would accelerate the time or times at which the award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the agreement.  However, any such amendment (other than an amendment pursuant to Section 4.7.2, relating to change in control) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award).

4.1.4           The Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or stock appreciation rights under the Plan with exercise prices per share in excess of the then current Fair Market Value per share of Common Stock of the Corporation or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Plan, without in each such instance obtaining shareholder approval.

4.2           Tax Withholding

4.2.1           As a condition to the receipt of any shares of Common Stock pursuant to any award or the lifting of restrictions on any award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an award (including, without limitation, FICA tax), the Company shall be entitled to require that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

4.2.2           The Committee may, in its discretion, provide the grantee with the right to satisfy the withholding obligation imposed under Section 4.2.1 by electing to have the Company withhold shares with a Fair Market Value of an amount that does not exceed the amount of the Company’s withholding obligations using the grantee’s minimum applicable withholding tax rate for federal (including, without limitation, FICA tax) or other governmental tax liabilities.

4.3           Restrictions

4.3.1           If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

4.3.2           The term “consent” as used herein with respect to any plan action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a plan action by any governmental or other regulatory bodies.

4.4           Nonassignability

Except to the extent otherwise provided in the applicable plan agreement, no award or right granted to any person under the Plan shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such awards and rights shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

4.5           Requirement of Notification of Election Under Section 83(b) of the Code

If any grantee shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under section 83(b) of the Code (that is, an election to include in gross income in the year of transfer the amounts specified in such section 83(b)), such grantee shall notify the Company of such election as required pursuant to regulations issued under Code section 83(b), in addition to any filing and notification required pursuant to such regulations.

4.6           Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any grantee shall make any disposition of shares of Common Stock issued pursuant to the exercise of an incentive stock option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such grantee shall notify the Company of such disposition within 10 days thereof.

4.7           Change in Control, Dissolution, Liquidation, Merger

4.7.1           For purposes of this Section 4.7, a “change in control” shall have occurred if:

(a)           any “person”, as such term is used in Sections 13(d) and 14(d) of the 1934 Act other than (i) the Company or any subsidiary of the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or (iii) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities without the prior written consent of the Committee or the Board; or

(b)           during any period of twenty-four (24) consecutive months, individuals who at the effective date of the Plan constitute the Board and any new director whose election by the Board or nomination for election by the Company shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)           the shareholders of the Company approve a merger or consolidation of the Company with any other company (other than a wholly-owned subsidiary of the Company), other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined in Section 4.7.1(a) above with the exceptions noted in section 4.7.1(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d)           the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

4.7.2           Upon the happening of a change in control:

(a)           subject to the provisions of Section 2.5 above, in the event of a change in control, any option or stock appreciation right or other award then outstanding shall become fully vested and immediately exercisable upon such change in control unless the applicable plan agreement expressly provides otherwise; and

(b)           to the fullest extent permitted by law, the Committee may, in its sole discretion, amend any plan agreement in such manner as it deems appropriate, including, without limitation, by amendments that advance the dates upon which any or all outstanding awards of any type shall terminate.

4.7.3           In the event of the proposed dissolution or liquidation of the Company, all outstanding awards will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.  The Committee may, in the exercise of its sole discretion in such instances, accelerate the date on which any award becomes exercisable or fully vested and/or declare that any award shall terminate as of a specified date.

4.8           Right of Discharge Reserved

Nothing in the Plan or in any plan agreement shall confer upon any grantee the right to continue in the employ of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate such employment.

4.9           Nature of Payments

4.9.1           Any and all grants of awards and issuances of shares of Common Stock under the Plan shall be in consideration of services performed for the Company by the grantee.

4.9.2           All such grants and issuances shall constitute a special incentive payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or of any subsidiary or under any agreement with the grantee, unless such plan or agreement specifically provides otherwise.

4.10           Non-Uniform Determinations

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated).  Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan agreements, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan and (c) the treatment of leaves of absence pursuant to Section 1.6.4.

4.11           Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

4.12           Section Headings

The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

4.13           Effective Date and Term of Plan

4.13.1           The Plan was adopted by the Board on July 9, 2009 (the “Plan Effective Date”), and approved by the Company’s shareholders at the regular 2009 Annual Stockholders Meeting.

4.13.2           Unless sooner terminated by the Board, the Plan shall terminate on the day before the tenth anniversary of the Plan Effective Date, and no awards shall thereafter be made under the Plan.  All awards made under the Plan prior to its termination shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable plan agreements.

4.14           Governing Law

All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.